UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. _____)

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Sunstone Hotel Investors, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Dear Stockholder:

It is a pleasure to invite you to the 2019 annual meeting of stockholders (“Annual Meeting”) of Sunstone Hotel Investors, Inc., or Sunstone, a Maryland corporation, to be held at 200 Spectrum Center Drive, 2nd floor, Irvine, CA 92618, on Friday, May 3, 2019 at 8:30 a.m. local time, for the following purposes:

1.	Election of eight directors to serve until the next annual meeting and until their successors are elected and qualified;
2.	Ratification of the Audit Committee’s appointment of Ernst & Young LLP to act as the independent registered public accounting firm for the fiscal year ending December 31, 2019;
3.	Advisory vote to approve the compensation of Sunstone’s Named Executive Officers, as set forth in the proxy statement for Sunstone’s 2019 Annual Meeting;
4.	Vote on the stockholder proposal set forth in the proxy statement for Sunstone’s 2019 Annual Meeting, if properly presented at the annual meeting;
5.

Transaction of other business as may properly come before the 2019 Annual Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or before any adjournment or postponement thereof.

Only stockholders of record of shares of Sunstone common stock, par value $0.01 per share, at the close of business on March 5, 2019 are entitled to notice of and to vote at the 2019 Annual Meeting or any adjournment or postponement of the meeting.

Whether you own a few or many shares and whether or not you plan to attend in person, it is important that your shares be voted on matters that come before the meeting. You can ensure that your shares are voted at the meeting by submitting your instructions by completing, signing, dating and returning the enclosed proxy card in the envelope provided or, if you own shares through a bank or broker that provides for voting by telephone or over the internet, by submitting your authorization to vote by telephone or over the internet in accordance with your bank’s or broker’s instructions. If your proxy card is signed and returned without specifying your choices, your shares will be voted on each proposal in accordance with our Board of Directors’ recommendations.

We would like to take this opportunity to thank you for your continued support of Sunstone. We believe that our continued refinement of our compensation and corporate governance practices, coupled with our commitment to building long‑term value make Sunstone well positioned for a promising future. We continue to focus on improvements to Sunstone’s corporate compensation and governance practices, as reflected by the following previously implemented initiatives: Proxy Access; Director Holdover Resignation Guidelines; Limitations on Stockholder Rights Plans; Right of Stockholders to Amend Company Bylaws; Restrictions on Classifying Directors; Anti-Hedging and Pledging policies; and a Pay-For-Performance structure that is aligned with our stockholders.

Again, we thank you for your continued support and look forward to a promising future.

By Order of the Board of Directors

David M. Klein
Executive Vice President—General Counsel
and Secretary

March 20, 2019

WHEN:

May 3, 2019,
8:30 a.m. local time

WHERE:

200 Spectrum Center Drive, 2nd Floor, Irvine, CA 92618

AGENDA:

1. Election of eight directors to serve until the next annual meeting and until their successors are elected and qualified;

2. Ratify the appointment of Ernst & Young LLP to act as the independent registered public accounting firm for the fiscal year ending December 31, 2019;

3. Advisory vote to approve the compensation of Sunstone’s Named Executive Officers; and

4. Vote on the stockholder proposal.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

March 20, 2019

You are invited to Sunstone’s 2019 annual meeting of stockholders, or the Annual Meeting. Only stockholders of record at the close of business on March 5, 2019 are entitled to notice of and to vote at the Annual Meeting.

Stockholders can vote online, by telephone, by completing and returning the proxy card, or by attending the Annual Meeting. This Notice and the proxy card itself have detailed instructions for voting, including voting deadlines.

Internet Visit the website noted on your proxy card to vote online.	Telephone Use the toll-free telephone number on your proxy card to vote by telephone.	Mail Sign, date, and return your proxy card in the enclosed envelope to vote by mail.	In Person Cast your vote in person at the Annual Meeting.

Stockholders may revoke a proxy (change or withdraw their votes) at any time prior to the Annual Meeting by following the instructions in the Proxy Statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

Pursuant to the rules and regulations of the Securities and Exchange Commission, we are primarily furnishing proxy materials to our stockholders via the internet rather than mailing paper copies of the materials. This Proxy Statement and Sunstone’s annual report on Form 10-K for the fiscal year ended December 31, 2018, or Annual Report, are available on the Internet at www.proxyvote.com. Internet distribution of the proxy materials is designed to expedite receipt by stockholders, lower costs and reduce the environmental impact of the Annual Meeting.

The Notice of Internet Availability of Proxy Materials, or Notice Card, has instructions on how to access and review our proxy materials online, as well as instructions for online or telephone voting. We sent the Notice Card to our stockholders on or about March 22, 2019. Stockholders who previously indicated a preference for paper copies of our proxy materials received paper copies. If you received a Notice Card but would like to request paper copies of our proxy materials, you may do so by following the instructions described in the Notice Card.

TABLE OF CONTENTS (continued)

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 3, 2019

This proxy statement and our Annual Report are available at our Investor Relations website at http://www.sunstonehotels.com/proxy.

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information that you should consider, so please read the entire proxy statement before voting. In addition, for more complete information about our 2018 financial performance, please see our annual report on Form 10‑K for the fiscal year ended December 31, 2018, or Annual Report, available at www.sunstonehotels.com.

VOTING INSTRUCTIONS

Your vote is very important. For this reason, our Board of Directors, is soliciting the enclosed proxy to allow your shares of common stock, par value $0.01 per share, to be represented and voted, as you direct, by the proxy holders named in the enclosed proxy card at the 2019 annual meeting of stockholders, or Annual Meeting, of Sunstone Hotel Investors, Inc. “We,” “our,” “the Company” and “Sunstone” refer to Sunstone Hotel Investors, Inc.

INVITATION TO THE
ANNUAL MEETING

Stockholders are invited to attend the Annual Meeting on May 3, 2019, beginning at 8:30 a.m. local time.

The Annual Meeting will be held at:

200 Spectrum Center Drive, 2nd Floor, Irvine, CA 92618

Record Date:
March 5, 2019

Number of Common Shares Eligible to Vote at the Meeting as of the Record Date:
228,588,186

Company Principal Executive Offices:
200 Spectrum Center Drive, 21st Floor Irvine, California 92618

Date of First Mailing of Proxy Statement and Accompanying Materials to Stockholders:
March 22, 2019

VOTING MATTERS

Proposal	Matter	Board Recommendation	Page Reference
1	Election of Eight Directors Identified in this Proxy Statement	FOR each nominee	12

2	Ratification of Independent Registered Public Accounting Firm for 2019	FOR	22

3	Advisory Vote on Executive Compensation	FOR	23

4	Stockholder Proposal	AGAINST	25

2019 Proxy Statement	1

PROXY SUMMARY

DIRECTOR NOMINEES

			Committee Membership and Other Roles
Name, Age	Director Since	Primary Occupation	A	C	NCG	Other Public Company Boards
John V. Arabia, 49	2014	President and Chief Executive Officer, Sunstone Hotel Investors, Inc.				Education Realty Trust, Inc. (1)
W. Blake Baird, 58	2015	Co-Founder, Chairman of the Board and Chief Executive Officer, Terreno Realty Corporation				Matson, Inc.; Terreno Realty Corporation
Andrew Batinovich, 60	2011	President and Chief Executive Officer, Glenborough, LLC; Chief Executive Officer and Director, Strategic Realty Trust		(Chair)		RAIT Financial Trust (1); Strategic Realty Trust
Z. Jamie Behar, 61	2004	Former Managing Director, Real Estate & Alternative Investments, GM Investment Management Corporation			(Chair)	Gramercy Property Trust (1); Forest City Realty Trust (1); Broadstone Real Estate Access Fund; Shurgard Self Storage SA
Thomas A. Lewis, Jr. 66	2006	Former Chief Executive Officer & Vice Chairman, Realty Income Corporation				Alexander and Baldwin, Inc.
Murray J. McCabe, 51	2015	Managing Partner, Blum Capital Partners, L.P.				RREEF Property Trust, Inc.; Columbia Property Trust
Douglas M. Pasquale, 64 Chairman of the Board	2011	Founder and Chief Executive Officer, Capstone Enterprises Corporation				Alexander and Baldwin, Inc.; Terreno Realty Corporation; Dine Brands Global, Inc.
Keith P. Russell, 73	2004	President, Russell Financial, Inc.	(Chair)			Hawaiian Electric Industries; KBS Growth & Income REIT, Inc.

A - Audit Committee      C - Compensation Committee      NCG - Nominating and Corporate Governance Committee

(1)	No longer a member of the Board of Directors as of December 31, 2018.

CORPORATE GOVERNANCE HIGHLIGHTS

The Company is committed to the values of transparency, stockholder friendly corporate governance and the highest ethical standards. Our Board of Directors believes that these values provide the framework to support the Company in creating long-term stockholder value. Our detailed governance framework can be found in the governance section of our website. The following highlights selections of this framework and adopted governance policies that we believe are in the best interests of our stockholders:

Board of Directors Independence	✔	All current directors, other than our chief executive officer, or CEO, are independent
	✔	All of our directors who served on the Board of Directors during 2018 attended 100% of the meetings of the Board of Directors and committees of the Board of Directors on which they served
	✔	Our directors participate in ongoing director education
Board of Directors Composition	✔	Our directors are elected annually at the annual meeting of stockholders
	✔	We maintain a majority vote standard in uncontested elections
	✔	We hold annual Board of Directors and committee self-evaluations

2	Sunstone Hotel Investors

PROXY SUMMARY

Board of Directors Committees	✔	Three Board of Directors committees – Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee
	✔	Our three Board of Directors committees are comprised solely of independent directors
	✔	All Audit Committee members are “financial experts”
	✔	Executive sessions of independent directors are held at each regularly scheduled Board of Directors meeting
Leadership Structure	✔	Our Chairman of the Board is independent of the CEO
Risk Oversight	✔

Our Board of Directors is responsible for risk oversight and delegates the oversight of key risks to specific committees; the Board of Directors and its committees oversee management in its duty to assess and mitigate enterprise-level risks

	✔	The review of management’s assessment of enterprise-level risks is conducted quarterly at the committee level and annually at the full Board of Directors level
	✔	Our Compensation Committee oversees risk management as it relates to our compensation plans, policies and procedures
Communication	✔	We encourage a strong working relationship between the Chairman of the Board, other directors and the CEO
	✔	Directors have open access to senior management and all employees
Stock Ownership	✔	Each independent director is required to own and retain shares of the Company’s common stock having a value equal to at least three times his or her annual cash retainer
	✔	The CEO is required to own and retain shares of the Company’s common stock having a value equal to at least six times his or her annual base salary
✔

Each Executive Vice President is required to own and retain shares of the Company’s common stock having a value equal to at least three times his or her annual base salary, and each Senior Vice President is required to own and retain shares of the Company’s common stock having a value equal to at least two times his or her annual base salary

	✔	We maintain a prohibition on any hedging or pledging of shares of Company stock
	✔	We maintain a comprehensive insider trading policy
Accountability to Stockholders	✔	We maintain a non-classified Board of Directors with annual election of all directors
	✔	We maintain majority voting in uncontested director elections
	✔	Common stock is the only class of voting securities outstanding
	✔	We adopted proxy access
	✔	We opted out of the Maryland Business Combination and Control Share Acquisitions Act (eliminating certain takeover defenses)
✔

We adopted a policy prohibiting the adoption of a stockholder rights plan or “poison pill” without prior stockholder approval, unless the plan provides that it will expire within 12 months of adoption absent ratification by the Company’s stockholders

✔

We adopted a policy requiring the Board of Directors to accept a resignation tendered by a nominee who is already serving as a director if such nominee received more votes “against” or “withheld” than “for” on his or her election at each of two consecutive annual meetings of stockholders

	✔	We adopted stockholder’s right to amend our Bylaws
	✔	The Company is prohibited from classifying the Board of Directors without stockholder approval

2019 Proxy Statement	3

PROXY SUMMARY

OUR COMPENSATION PRACTICES

Objectives. We seek to attract, motivate and retain our Named Executive Officers, or NEOs, each an NEO, through competitive compensation arrangements that we believe, within appropriate risk parameters, provide strong financial incentives for the executive officers to maximize stockholder value. In order to achieve our objectives and mitigate compensation risks to our stockholders, we utilize the following practices:

WHAT WE DO	WHAT WE DO NOT DO

✔ WE PAY FOR PERFORMANCE

Our executive compensation program is weighed towards performance based at-risk, rather than fixed, compensation. Specifically, the at-risk portion of our executive compensation program is designed to reward performance relative to financial, stockholder return, and other metrics that we believe best align management with stockholder interests.

✔ WE TIE GOALS TO CORPORATE STRATEGY

A portion of our NEO’s individual goals are tied to advancing the Company’s strategy of owning Long-Term Relevant Real Estate® as well as the achievement of environmental, social and governance (“ESG”) initiatives.

✔ WE HAVE SHORT-TERM EMPLOYMENT AGREEMENTS WITH OUR EXECUTIVES

Each of our executive officers, including the CEO, has a one-year employment agreement. Our Compensation Committee believes that short-term employment contracts best align the obligations of the executive with the interests of our stockholders.

✔ WE REQUIRE OUR CEO AND OTHER EXECUTIVES TO HAVE A MEANINGFUL OWNERSHIP INTEREST IN THE COMPANY

Our Compensation Committee believes that requiring the CEO and other executive officers to maintain a meaningful ownership interest in the Company aligns the interests of the CEO and other executive officers with those of our stockholders. Our executive officer stock ownership policy requires that on or before January 1 of the year following the fourth anniversary of the CEO or other executive officer’s appointment to such position:

• The CEO will own and retain shares of the Company’s common stock having a value equal to at least six times his or her annual base salary;

• Each Executive Vice President will own and retain shares of the Company’s common stock having a value equal to at least three times his or her annual base salary; and

• Each Senior Vice President will own and retain shares of the Company’s common stock having a value equal to at least two times his or her annual base salary.

✔ WE HOLD AN ANNUAL SAY-ON-PAY VOTE

We conduct an annual “say-on-pay” advisory vote to solicit our stockholders’ view on our compensation programs.

✔ WE SOLICIT INDEPENDENT COMPENSATION ADVICE

Our Compensation Committee retains FPL Associates L.P., or FPL, an independent compensation consultant, for purposes of advising and consulting with respect to the compensation of our NEOs.

✘ WE DO NOT PROVIDE GUARANTEED INCENTIVE COMPENSATION

There are no minimum payout levels on either our annual incentive bonus plan or our equity incentive award plan. All annual incentive programs consist of a material portion tied, in part, to achievement of both absolute total stockholder return, or TSR, and relative total stockholder return, or RSR, goals.

✘ WE DO NOT ALLOW HEDGING OR PLEDGING OF COMPANY STOCK BY OFFICERS AND DIRECTORS

Our officers and directors are prohibited from engaging in hedging transactions designed to offset decreases in the market value of our stock or pledging our stock.

✘ WE DO NOT PAY “GROSS UPS” FOR CHANGE IN CONTROL OR SEVERANCE PAYMENTS

We do not provide excise or other tax “gross up” payments in connection with any change in control or severance payment made to an NEO.

✘ WE DO NOT MAKE “SINGLE TRIGGER” CASH PAYMENTS UPON A CHANGE IN CONTROL

The employment and severance agreements with our NEOs require a “double trigger” (requiring both a change in control and qualifying termination of employment) for cash and severance payments following a change in control.

4	Sunstone Hotel Investors

PROXY SUMMARY

Compensation Element	Key Characteristics	2018 Compensation	Percentage of 2018 Target Compensation
Base Salary	• Fixed compensation that reflects each executive’s position and individual performance. • Payable in cash. • Reviewed annually and adjusted when appropriate.	• Our NEOs received base salary increases of 2.5%.	• 18% of our CEO’s total compensation. • 24% of our other NEOs total compensation (on average).
Cash Incentive Bonuses Average NEO’s

• Average NEO cash incentive bonus determined based on the Company’s achievement of TSR, RSR, Financial Measures and Individual Performance Goals:

• 20% One, three and five-year absolute total stockholder return;

• 20% One, three and five-year relative total stockholder return;

• 40% Key financial measures; and

• 20% Individual performance goals, including the advancement of the Company’s strategy to own Long-Term Relevant Real Estate® as well as the achievement of ESG initiatives.

• Payable in cash.

• Each of our NEOs received a cash incentive bonus due to our achievement of both absolute and relative total stockholder returns, financial goals and strategic objectives in the preceding year.

• Our CEO was eligible to receive a cash incentive bonus paid at various thresholds between 100% and 275% of his base salary based on achieving threshold to superior goals.

• Our other NEOs each were eligible to receive cash incentive bonuses paid at various thresholds between 60% and 175% of their base salaries based on achieving threshold to superior goals.

• 26% of our CEO’s total compensation. • 24% of our other NEOs total compensation (on average).
Equity Incentive Awards Average NEO’s

• Average NEO equity award determined based on the Company’s achievement of TSR, RSR, Financial Measures and Individual Performance Goals:

• 20% One, three and five-year absolute total stockholder return;

• 20% One, three and five-year relative total stockholder return;

• 40% Key financial measures; and

• 20% Individual performance goals, including the advancement of the Company’s strategy to own Long-Term Relevant Real Estate® as well as the achievement of ESG initiatives.

• Restricted Stock issued under our 2004 Long-Term Incentive Plan, as amended and restated (“LTIP”).

• Time-based, vesting ratable over three years.

• Each of our NEOs received an equity incentive award, the size of which was based on our achievement of both absolute and relative total stockholder returns, financial goals and strategic objectives in the preceding year(s).

• Our CEO was eligible to receive an equity incentive award valued at various thresholds between 150% and 425% of his base salary.

• Our other NEOs each were eligible to receive equity incentive awards valued at various thresholds between 110% and 300% of their base salaries.

• 49% of our CEO’s total compensation. • 45% of our other NEOs total compensation (on average).
Benefits and Perquisites	• Fixed compensation. • Participation in broad-based benefit plans at same cost as other employees.	• Our NEOs were eligible to participate in Company-wide health, dental and vision insurance plans, term life insurance, disability coverage, 401(k) safe harbor and profit-sharing contributions.	• 7% of our CEO’s total compensation. • 7% of our other NEOs total compensation (on average).

2019 Proxy Statement	5

PROXY SUMMARY

Say-on-Pay Proposal Approval 94.6% of votes cast on our 2018 say-on-pay proposal approved, on an advisory basis, the executive compensation of our NEOs

2018 Company Highlights

Improved the quality of our portfolio focusing on Long-Term Relevant Real Estate®.

•Enhanced the overall quality of the portfolio and increased the concentration of Long-Term Relevant Real Estate® through the disposition of six off-strategy hotels with prior year RevPAR that was 44% below the 2018 21 Hotel Comparable Portfolio RevPAR of $191.74 (refer to “Operating Statistics” in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2018).

•Acquired the land underlying the JW Marriott New Orleans and the exclusive perpetual rights to use portions of the Renaissance Washington DC building that were both previously leased, increasing their long-term relevance and earnings potential.

•Completed over $150 million of capital improvements throughout the portfolio, including the development of a new 46,000 square foot state-of-the-art meeting space at the Renaissance Orlando at SeaWorld®, the complete redesign and renovation of guestrooms and bathrooms at the Marriott Boston Long Wharf and JW Marriott New Orleans and a $4 million investment into environmental and sustainability projects.

$150M
Sold: Six hotels for gross proceeds of $355 million. Acquired land underlying the JW Marriott New Orleans and the previously leased meeting space at the Renaissance Washington DC.	Capital Investment including new meeting space, guestroom renovations and environmental and sustainability investments.

Improved an already strong balance sheet and maintained liquidity.

•Ended 2018 with a consolidated debt and preferred equity to consolidated total capitalization ratio of approximately 28%, in addition to approximately $809 million of unrestricted cash on hand. We retain considerable financial flexibility, but will remain disciplined in deploying our excess capital.

•Amended and extended our undrawn revolving credit facility, increasing its availability to $500 million and extending its maturity to 2023, including extensions. Additionally, amended $185 million of unsecured term loans, reducing annualized interest expense by approximately $1 million.

6	Sunstone Hotel Investors

PROXY SUMMARY

Returned capital to our stockholders.

•Declared cash dividends of $0.69 per share of common stock payable to our stockholders, returning $157 million to our stockholders. The 2018 declared cash dividends equate to a 5.3% dividend yield (based on the Company’s closing stock price on December 31, 2018).

$809M	$500M	$157M
Consolidated debt and preferred equity to consolidated total capitalization ratio of approximately 28%, in addition to approximately $809 million of unrestricted cash on hand.	Increased undrawn credit facility to $500 million and extended its maturity to 2023.	Declared cash dividends of $0.69 per share of common stock payable to our stockholders for total capital returned of $157 million.

2019 Proxy Statement	7

QUESTIONS AND ANSWERS ABOUT HOW TO VOTE YOUR SHARES

What matters will be voted on at the Annual Meeting?

The Annual Meeting will be held for the following purposes:

1.	Election of eight directors to serve until the next annual meeting and until their successors are elected and qualified;
2.	Ratification of the Audit Committee’s appointment of Ernst & Young LLP to act as the independent registered public accounting firm for the fiscal year ending December 31, 2019;
3.	Advisory vote to approve the compensation of Sunstone’s NEOs, as set forth in this proxy statement;
4.	Vote on stockholder proposal described in this proxy statement, if properly presented at the Annual Meeting; and
5.

Transaction of other business as may properly come before the Annual Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or before any adjournment or postponement thereof.

With respect to any other matter that properly comes before the meeting or any adjournment or postponement thereof, the representatives holding proxies will vote as recommended by the Board of Directors, or if no recommendation is given, in their own discretion.

Who is entitled to vote?

Stockholders of record of our common stock as of the close of business on March 5, 2019, or the record date, are entitled to vote on matters that properly come before the meeting. Shares of common stock can be voted only if the stockholder is present in person or is represented by proxy. At the close of business on the record date, there were 228,588,186 shares of common stock outstanding and entitled to vote. The holders of common stock will vote together as a single class on all matters that properly come before the meeting.

How many votes do I have?

Each share of common stock has one vote.

How do I vote?

You can ensure that your shares are voted at the meeting by completing, signing, dating and returning the enclosed proxy form in the envelope provided.

If you own your shares through a bank or broker, you may be eligible to authorize a proxy to vote your shares electronically over the internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services, or ADP, online program. This program provides eligible stockholders who receive a paper copy of the Annual Report and proxy statement the opportunity to authorize a proxy to vote via the internet or by telephone. If your bank or brokerage firm is participating in ADP’s online program, your voting form will provide instructions. Stockholders who authorize a proxy to vote through the internet or telephone should be aware that they may incur costs to access the internet, such as usage charges from telephone companies or internet service providers, and that these costs must be borne by the stockholder. Stockholders who authorize a proxy to vote by internet or telephone need not return a proxy card by mail. If your voting form does not reference internet or telephone information, please complete and return the paper proxy card provided by your bank or broker.

If you attend the Annual Meeting in person, you may request a ballot when you arrive. If your shares are held in the name of your bank, broker or other nominee, prior to attending the meeting you need to request a legal proxy from

8	Sunstone Hotel Investors

QUESTIONS AND ANSWERS ABOUT HOW TO VOTE YOUR SHARES

your bank, broker or nominee as indicated on the back of the Voter Information form you received with your proxy material. The legal proxy must be presented to vote these shares in person at the Annual Meeting. If you have previously authorized a proxy, you may still vote in person at the Annual Meeting, which will serve as a revocation of your previous proxy.

Does Sunstone have a policy for confidential voting?

Sunstone has a confidential voting policy. All proxies and other materials, including telephone and internet proxy authorization, are kept confidential and are not disclosed to third parties. Such voting documents are available for examination by the inspector of election and certain personnel associated with processing proxy cards and tabulating the vote. We plan to appoint one inspector of election who will review and confirm the tabulation of votes at the Annual Meeting.

What if I return my proxy but do not mark it to show how I am voting?

If your proxy card is signed and returned without specifying your choices, your shares will be voted as recommended by the Board of Directors.

What are the Board of Directors’ recommendations?

The Board of Directors recommends that you vote FOR each of the nominees for director in Proposal 1; FOR Proposal 2 to ratify the Audit Committee’s appointment of Ernst & Young LLP to act as the independent registered public accounting firm for the fiscal year ending December 31, 2019; FOR Proposal 3 to approve, on a non‑binding, advisory basis, the compensation of our NEOs as set forth in this proxy statement; and AGAINST Proposal 4, the stockholder proposal described in this proxy statement.

What vote is required to approve each proposal?

Election of Directors: There is no cumulative voting in the election of directors. A director shall be elected by an affirmative vote of a majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present; that is, a nominee will be elected as a director only if the number of votes cast “for” such nominee exceeds the number of votes “against” or “withheld” with respect to that nominee. Any shares not voted, whether by abstention or “broker non‑vote” (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not instructed to vote and has not voted on a particular proposal, or otherwise), have no effect on the vote.

Ratification of Appointment of Independent Registered Public Accounting Firm: This proposal requires the affirmative vote of a majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present. Any shares not voted (whether by abstention, “broker non‑vote” or otherwise) have no effect on the vote.

Advisory Vote on Executive Compensation:  This proposal requires the affirmative vote of a majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present. Any shares not voted (whether by abstention, “broker non-vote” or otherwise) have no effect on the vote.

Stockholder Proposal: This proposal requires the affirmative vote of a majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present. Any shares not voted (whether by abstention, “broker non‑vote” or otherwise) have no effect on the vote.

What constitutes a quorum?

The presence of the owners of at least a majority (greater than 50%) of the aggregate number of shares of common stock entitled to vote at the Annual Meeting constitutes a quorum. Presence may be in person or by proxy. You will

2019 Proxy Statement	9

QUESTIONS AND ANSWERS ABOUT HOW TO VOTE YOUR SHARES

be considered part of the quorum if you return a signed and dated proxy card, if you authorize a proxy to vote by telephone or the internet, or if you attend the Annual Meeting.

Abstentions and “broker non‑votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non‑vote” occurs when the broker or other entity is unable to vote on a proposal because the proposal is non‑routine and the owner does not provide instructions. Rules of the New York Stock Exchange, or NYSE, determine whether proposals presented at stockholder meetings are “routine” or “non‑routine.” If a proposal is routine, a broker or other entity holding shares for an owner in street or beneficial name may vote on the proposal without voting instructions from the owner. If a proposal is non‑routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. The ratification of independent public accountants is generally a routine matter whereas the election of directors is not considered a routine matter. There are no rights of appraisal or similar dissenters’ rights with respect to any matter to be acted upon pursuant to this proxy statement.

What if other items come up at the Annual Meeting and I am not there to vote?

We are not now aware of any matters to be presented at the Annual Meeting other than those described in this proxy statement. When you return a signed and dated proxy card or provide your voting instructions by telephone or the internet, you give the proxy holders (the names of whom are listed on your proxy card) the discretionary authority to vote on your behalf on any other matter that is properly brought before the Annual Meeting.

Can I change my vote?

You can change your vote by revoking your proxy at any time before it is exercised in one of four ways:

•Notify Sunstone’s Secretary (David M. Klein, c/o Sunstone Hotel Investors, Inc., 200 Spectrum Center Drive, 21st floor, Irvine, California 92618) in writing before the Annual Meeting that you are revoking your proxy;

•Submit another proxy with a later date;

•If you own shares through a bank or broker that provides for voting by telephone or the internet, submit your voting instructions again by telephone or the internet; or

•Vote in person at the Annual Meeting.

What does it mean if I receive more than one proxy card?

Some of your shares are likely registered differently or are in more than one account. You should vote each of your accounts by mail, or if such service is provided by a bank or broker that holds your shares, by telephone or the internet. If you mail proxy cards, please sign, date and return each proxy card to ensure that all of your shares are voted.

If you hold your shares in registered form and wish to combine your stockholder accounts in the future, you should contact our transfer agent, American Stock Transfer and Trust Company, LLC, at 1‑800‑937‑5449. Combining accounts reduces excess printing and mailing costs, resulting in savings for Sunstone, that benefit you as a stockholder.

What if I receive only one set of proxy materials although there are multiple stockholders at my address?

If you and other residents at your mailing address own shares in “street name” (that is, through a broker or other nominee), your broker or bank may have sent you a notice that your household will receive only one Annual Report and proxy statement, or Notice Regarding the Availability of Proxy Materials, for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to

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QUESTIONS AND ANSWERS ABOUT HOW TO VOTE YOUR SHARES

have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our Annual Report and proxy statement, or Notice Regarding the Availability of Proxy Materials, to your address. You may revoke your consent to householding at any time by contacting your broker or bank. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our Annual Report, we will send a copy to you without charge if you address your written request to Sunstone Hotel Investors, Inc., 200 Spectrum Center Drive, 21st Floor, Irvine, California 92618, Attention: Secretary. If you currently receive multiple copies of the Annual Report and proxy statement, or Notice Regarding the Availability of Proxy Materials, at your address and you would like to request householding of your communications, you should contact your broker or bank.

How do I submit a stockholder proposal for inclusion in the proxy statement for next year’s annual meeting?

Stockholder proposals may be submitted for inclusion in the proxy statement for our 2020 annual meeting of stockholders, or 2020 Annual Meeting, after the Annual Meeting, but must be received no later than November 21, 2019. Proposals should be sent via registered, certified, or express mail to Sunstone Hotel Investors, Inc., 200 Spectrum Center Drive, 21st Floor, Irvine, California 92618, Attention: Secretary. See also “Stockholder Proposals for the 2020 Annual Meeting” later in this proxy statement.

What do I need to do to attend the Annual Meeting?

If you are a holder of record, you should indicate on your proxy card that you plan to attend the meeting by marking the box on the proxy card provided for that purpose.

For the safety and comfort of our stockholders, admission to the Annual Meeting will be restricted to:

•Stockholders of record as of the close of business on March 5, 2019 or their duly authorized proxies;

•Beneficial stockholders whose shares are held by a bank, broker or other nominee, and who present proof of beneficial ownership as of the close of business on March 5, 2019;

•Representatives of the press or other news media with proper credentials;

•Financial analysts with proper credentials; and

•Employees and representatives of Sunstone whose job responsibilities require their presence at the meeting.

Please note that space limitations may make it necessary to limit attendance. Admission to the meeting will be on a first‑come, first‑served basis. No more than two representatives of any corporate or institutional stockholder will be admitted to the meeting.

You may obtain directions to the Annual Meeting in the Investor Relations section of our website at www.sunstonehotels.com or by calling us at 949‑330‑4000.

If you attend the meeting, you may be asked to present valid government‑issued photo identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices, and other electronic devices will not be permitted, and attendees may be subject to security inspections or other security precautions.

2019 Proxy Statement	11

PROPOSALS

PROPOSAL 1	ELECTION OF DIRECTORS
The Board of Directors recommends that our stockholders vote FOR each of the nominees.

Board of Directors. The business and affairs of Sunstone are managed under the direction of our Board of Directors. Our Board of Directors has responsibility for establishing broad corporate policies and for the overall performance of Sunstone, rather than for day‑to‑day operating details. Our Board of Directors currently consists of eight directors.

The proxy holders named on the proxy card intend to vote for the election of the eight nominees listed below. The Nominating and Corporate Governance Committee selected these nominees, which selection was ratified by the Board of Directors. If you do not wish your shares to be voted for particular nominees, you can vote “withhold” for the particular nominee provided on the proxy card or, if your shares are held through a bank or broker and you are authorizing a proxy to vote by telephone or the internet, follow the instructions provided when you access the telephone or internet proxy facilities.

If at the time of the meeting one or more of the nominees have become unable to serve, shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Nominating and Corporate Governance Committee. If one or more nominees have become unable to serve, the Board of Directors may, in accordance with our bylaws, reduce the size of the Board of Directors or may leave a vacancy until a nominee is identified. Each of the nominees has consented to act as a director if duly elected and qualified and the Nominating and Corporate Governance Committee knows of no reason why any of the nominees will be unable to serve.

Directors elected at the Annual Meeting will hold office until the 2020 Annual Meeting and until their successors have been elected and qualified. For each nominee, there follows a brief listing of principal occupation for at least the past five years, other major affiliations and age as of March 1, 2019. Each of the nominees is currently a director of the Company.

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PROPOSALS REQUIRING YOUR VOTE

Nominees for Election as Directors.

John V. Arabia Age: 49 Director

Mr. Arabia is our President and CEO, and a director. On April 4, 2011, Mr. Arabia began serving as our Executive Vice President of Corporate Strategy and Chief Financial Officer. On February 15, 2013, he was promoted to President, on February 19, 2014, he was appointed to serve as a member of our Board of Directors, and on January 17, 2015 he was promoted to President and CEO. Prior to joining Sunstone, Mr. Arabia served as Managing Director of Green Street Advisors’ (“Green Street”) real estate research team. Mr. Arabia joined Green Street in 1997 and created and managed the firm’s lodging research platform. Prior to joining Green Street, Mr. Arabia was a Consulting Manager at EY Kenneth Leventhal in the firm’s west coast lodging consulting practice. Mr. Arabia also served on the board of directors of Education Realty Trust, Inc. (NYSE: EDR) until its privatization on September 20, 2018. Mr. Arabia served as chair of the nominating and corporate governance committee and as a member of the investment and oversight committee of the board of directors of EDR. He also serves as a director of the American Hotel & Lodging Association (AH&LA) and is a member of the Real Estate Finance Advisory Council (IREFAC). Mr. Arabia, who earned a CPA certificate from the state of Illinois, holds an M.B.A. degree in Real Estate/Accounting from the University of Southern California and a B.S. degree in Hotel Administration from Cornell University.

The following experience, qualifications, attributes and/or skills led our Board of Directors to conclude that Mr. Arabia should serve as a director: his professional background and experience, extensive education, previously held senior-executive level positions, other public company board experience, and his extensive finance and real estate investment experience.

2019 Proxy Statement	13

PROPOSALS REQUIRING YOUR VOTE

W. Blake Baird Age: 58 Director

Mr. Baird has served as a director since April 28, 2016. Mr. Baird co‑founded Terreno Realty Corporation (NYSE: TRNO), and has served as chairman of its board of directors and its CEO since February 2010. Terreno Realty Corporation acquires, owns and operates industrial real estate in six major coastal U.S. markets. Mr. Baird was managing partner and co‑founder of Terreno Capital Partners LLC, a private real estate investment firm, from September 2007 to February 2010. Mr. Baird served as President of AMB Property Corporation (NYSE: AMB) from January 2000 to December 2006. AMB, now Prologis, Inc. (NYSE: PLD), is a leading global developer, owner and operator of industrial real estate. Mr. Baird also served as a director of AMB from 2001 to 2006 and chairman of its investment committee. Mr. Baird joined AMB as its Chief Investment Officer in 1999. Prior to that, Mr. Baird was a managing director of Morgan Stanley & Co., most recently as head of Real Estate Investment Banking for the Western United States. Mr. Baird spent 15 years at Morgan Stanley and Dean Witter, the last 11 focusing on real estate. Mr. Baird currently serves as a director of Matson, Inc. (NYSE: MATX), a Honolulu‑headquartered ocean transportation and logistics company.

Mr. Baird is a former member of the Young Presidents’ Organization and a former member of the board of governors of the National Association of Real Estate Investment Trusts. Mr. Baird holds a B.S. degree in Economics from the Wharton School (magna cum laude) and a B.A. degree in History from the College of Arts and Sciences (magna cum laude) at the University of Pennsylvania. He also holds an M.B.A. degree from New York University.

The following experience, qualifications, attributes and/or skills led our Board of Directors to conclude that Mr. Baird should serve as a director: his professional background and experience, education, previously held and current senior-executive level positions, other public company board experience, his extensive background and experience with REITs and his background and experience in real estate and finance transactions.

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PROPOSALS REQUIRING YOUR VOTE

Andrew Batinovich Age: 60 Director

Mr. Batinovich has served as a director since November 7, 2011. Mr. Batinovich currently serves as President and CEO of Glenborough, LLC, a privately held full service real estate investment and management company focused on the acquisition, management and leasing of institutional quality commercial properties. In 2010, Mr. Batinovich led a private investor group in acquiring Glenborough, LLC and related real estate assets that were originally part of Glenborough Realty Trust, a NYSE‑listed REIT, which was sold to affiliates of Morgan Stanley in 2006. From December 2006 to October 2010, Mr. Batinovich served as President and CEO of Glenborough, LLC, a company formed by an affiliate of Morgan Stanley to acquire Glenborough Realty Trust. In 1996, Mr. Batinovich co‑founded Glenborough Realty Trust and was President and CEO and a director at the time of the sale in 2006. Mr. Batinovich was appointed President of Glenborough Realty Trust in 1997 and CEO in 2003. He also served as Chief Operating Officer and Chief Financial Officer during his tenure at Glenborough Realty Trust.

Prior to founding Glenborough Realty Trust, Mr. Batinovich served as Chief Operating Officer and Chief Financial Officer of Glenborough Corporation until 1996 when it was merged into Glenborough Realty Trust. Glenborough Corporation was a private real estate investment and management company that completed a number of private placements of office, industrial, residential and hotel properties. Prior to joining Glenborough Corporation in 1983, Mr. Batinovich was an officer of Security Pacific National Bank. In August 2013, an affiliate of Glenborough, LLC became the advisor to Strategic Realty Trust, a non‑traded Securities and Exchange Commission registered REIT that owns a portfolio of shopping centers, and Mr. Batinovich was appointed CEO and a director. He also serves as a trustee of the American University of Paris. Mr. Batinovich has a B.A. degree in International Business Administration from the American University of Paris.

The following experience, qualifications, attributes and/or skills led our Board of Directors to conclude that Mr. Batinovich should serve as a director: his professional background and experience, education, previously held senior-executive level positions, other public company board experience, his extensive background and experience with REITs and his background and experience in real estate and finance transactions.

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PROPOSALS REQUIRING YOUR VOTE

Z. Jamie Behar Age: 61 Director

Ms. Behar has served as a director since October 26, 2004. From October 2005 through December 31, 2015, Ms. Behar was Managing Director, Real Estate & Alternative Investments, for GM Investment Management Corporation, or GMIMCo. She managed GMIMCo’s clients’ real estate investment portfolios, including both private market and publicly traded security investments, as well as their alternative investment portfolios, totaling approximately $12 billion at peak portfolio value. She was a member of GMIMCo’s Board of Directors, the Investment Management Committee, the Private Equity Investment Approval Committee and the Risk Management Committee. Ms. Behar also serves on the boards of: Shurgard Self Storage SA (EBR: SHUR), a publicly listed real estate company that owns and operates self-storage facilities located throughout Europe, where she serves as Chair of the Board’s Real Estate Investment Committee and as a member of Audit Committee; and the Broadstone Real Estate Access Fund (NYSE: BDREX), a continuously offered, closed-end interval fund, that deploys investor capital into direct real estate investments, private real estate funds and public real estate securities, where she serves as Chair of the  Nominating and Corporate Governance Committee.

Ms. Behar previously served on the boards of Hospitality Europe B.V., Gramercy Property Trust (NYSE: GPT) and Forest City Realty Trust (NYSE: FCEA), until the sale of each company in May 2006, October 2018 and December 2018, respectively.  Ms. Behar is past Chair of the Board of Directors of the Pension Real Estate Association (PREA), and a member of the Real Estate Investment Advisory Council of the National Association of Real Estate Investment Trusts. Ms. Behar holds a B.S.E in Finance/Accounting (magna cum laude) from the Wharton School, University of Pennsylvania, an M.B.A. in Finance from Columbia University, and the Chartered Financial Analyst (CFA) designation.

The following experience, qualifications, attributes and/or skills led our Board of Directors to conclude that Ms. Behar should serve as a director: her professional background and experience, extensive education, previously held senior-executive level positions, other company board experience, prior Company board experience, domestic and international real estate knowledge, and her extensive experience in investments in hotels and real estate in general.

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PROPOSALS REQUIRING YOUR VOTE

Thomas A. Lewis, Jr. Age: 66 Director

Mr. Lewis has served as a director since May 2, 2006. Until May 2014, Mr. Lewis served as the Vice Chairman of the board of directors of Realty Income Corporation (NYSE: O), a NYSE‑listed REIT, and had served as a member of the board of directors of Realty Income Corporation since September 1993. Mr. Lewis joined Realty Income Corporation in 1987 and served as CEO from 1997 until September 3, 2013. In 2000 and 2001, he also held the position of President. Prior to joining Realty Income Corporation, he was an executive with Johnstown Capital, a real estate investment company (1982 to 1987), an investment specialist with Sutro & Co., Inc. (1979 to 1982), and in marketing with Procter & Gamble (1974 to 1979). Mr. Lewis has more than 20 years of experience directing public and private capital markets and real estate transactions. Mr. Lewis serves as a director of Alexander and Baldwin, Inc. (NYSE: ALEX), a Honolulu‑headquartered real estate, materials & road paving and agribusiness company, where he serves as a member of the Compensation Committee. Mr. Lewis holds a B.A. degree in Business Administration from Chaminade University of Hawaii.

The following experience, qualifications, attributes and/or skills led our Board of Directors to conclude that Mr. Lewis should serve as a director: his professional background and experience, education, previously held senior-executive level positions, other public company board experience, prior Company board experience, his extensive background and experience with REITs and his background and experience in real estate and finance transactions.

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PROPOSALS REQUIRING YOUR VOTE

Murray J. McCabe Age: 51 Director

Mr. McCabe has served as a director since April 28, 2016. Mr. McCabe is currently a Managing Partner at Blum Capital Partners, L.P. and its affiliate Montgomery Street Partners, L.P., both investment firms, where he serves as a member of the Management Committees. His responsibilities include overseeing and managing real estate-related investment initiatives for Montgomery Street Partners, L.P., focusing on opportunistic equity investments. Prior to joining Blum Capital, Mr. McCabe worked at JPMorgan Chase & Co. from 1992 through August 2012. During his 20‑year tenure at JPMorgan, Mr. McCabe held several positions in the Investment Banking Division, including Managing Director and Global Head of Real Estate and Lodging Investment Banking. In addition, Mr. McCabe served as a member of JPMorgan’s Mergers and Acquisitions Fairness Opinion Committee from 2001 to 2002, the Investment Banking Coverage Management Committee from 2010 through his departure in August 2012, and on the board of JPMorgan Real Estate Advisors during the same period.

Mr. McCabe is a member of the advisory board for the Fisher Center for Real Estate and Urban Economics at the University of California at Berkeley, and is also an executive council member of the Real Estate Finance and Investment Center and serves on the REIT Investment Funds advisory board for the McCombs School of Business at the University of Texas, Austin. He serves as a director of RREEF Property Trust, Inc., Columbia Property Trust (NYSE: CXP), and RREEF America REIT II Inc. Mr. McCabe holds a B.A. in Finance from the University of Texas at Austin.

The following experience, qualifications, attributes and/or skills led our Board of Directors to conclude that Mr. McCabe should serve as a director: his professional background and experience, education, previously held and current senior-executive level positions, other public company board experience, his extensive background and experience with REITs and his background and experience in real estate and finance transactions.

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PROPOSALS REQUIRING YOUR VOTE

Douglas M. Pasquale Age: 64 Chairman of the Board

Mr. Pasquale has served as our Chairman of the Board since May 1, 2015, and as a director since November 7, 2011. Mr. Pasquale is Founder & CEO of Capstone Enterprises Corporation, an investment and consulting firm, since January 1, 2012. With the acquisition of Nationwide Health Properties, Inc. (NYSE: NHP) by Ventas, Inc. (NYSE: VTR) on July 1, 2011, Mr. Pasquale served as Senior Advisor to Ventas’s Chairman and CEO from July 1, 2011 to December 31, 2011. He also served on the Ventas board of directors from July 1, 2011 to May 18, 2017. Prior to Nationwide Health Properties’ acquisition, Mr. Pasquale served as Chairman of the Board of NHP from May 2009 to July 2011, as President and CEO of NHP from April 2004 to July 2011, and as Executive Vice President and Chief Operating Officer of NHP from November 2003 to April 2004. Mr. Pasquale was a director of NHP from November 2003 to July 2011. Mr. Pasquale previously served in various roles (most recently Chairman and CEO) at ARV Assisted Living, Inc., an owner and operator of assisted living facilities, from June 1998 to September 2003 and concurrently served as President and CEO of Atria Senior Living Group, Inc. from April 2003 to September 2003. Mr. Pasquale also served as President and CEO of Richfield Hospitality Services, Inc. and Regal Hotels International—North America, a hotel ownership and management company, from 1996 to 1998, and as its Chief Financial Officer from 1994 to 1996. Mr. Pasquale serves as a director of: Alexander and Baldwin, Inc. (NYSE: ALEX), a Honolulu‑headquartered real estate, materials & road paving and agribusiness company, for which he serves as chair of the Audit Committee and a member of the Nominating and Corporate Governance Committee; Terreno Realty Corporation (NYSE: TRNO), an industrial REIT with a focus in six coastal U.S. markets, for which he serves as lead independent director and a member of the Audit, Compensation and Nominating and Corporate Governance committees; and Dine Brand Global, Inc. (NYSE: DIN), which franchises Applebee’s and IHOP restaurants, for which he serves as a member of the Audit Committee. He is also a Director of Discovery Science Center/Discovery Cube/Ocean Quest. Mr. Pasquale is a successful leader in the real estate industry with extensive experience and strong skills in management, mergers and acquisitions and strategic planning. Mr. Pasquale received his B.S. degree in Accounting and his M.B.A. degree with highest honors from the University of Colorado.

The following experience, qualifications, attributes and/or skills led our Board of Directors to conclude that Mr. Pasquale should serve as a director: his professional background and experience, extensive education, previously held senior-executive level positions, other public company board experience, his extensive background and experience with REITs and his background and experience in real estate and finance transactions.

2019 Proxy Statement	19

PROPOSALS REQUIRING YOUR VOTE

Keith P. Russell Age: 73 Director

Mr. Russell has served as a director since October 26, 2004. Since June 2001, Mr. Russell has been President of Russell Financial, Inc., a strategic and financial consulting firm serving businesses and high net worth individuals. Mr. Russell is retired as the Chairman of Mellon West and the Vice Chairman of Mellon Financial Corporation, in which capacities he served from May 1996 until March 2001. From September 1991 through April 1996, Mr. Russell served in various positions at Mellon, including Vice Chairman and Chief Risk Officer of Mellon Bank Corporation and Chairman of Mellon Bank Corporation’s Credit Policy Committee. From 1983 to 1991, Mr. Russell served as President and Chief Operating Officer, and a director, of Glenfed/Glendale Federal Bank. Mr. Russell also serves on the board of directors of Hawaiian Electric Industries (NYSE: HE), where he serves as a member of the audit committee, and serves on the board of directors of American Savings’ Bank, a subsidiary of Hawaiian Electric Industries, where he serves as chair of the risk committee and a member of the audit committee. Mr. Russell also serves as a member of the board of directors of KBS Growth & Income REIT, Inc. where he serves as the chair of the audit committee and as a member of the conflicts committee. From 2002 to 2011, Mr. Russell was a director of Nationwide Health Properties, Inc. (for which he also served as chair of the audit committee and a member of the nominating and governance committee). Mr. Russell has been a panelist at various conferences and seminars, addressing topics such as risk management, corporate governance and audit committee role. Mr. Russell holds a B.A. degree in Economics from the University of Washington and an M.A. degree in Economics from Northwestern University.

The following experience, qualifications, attributes and/or skills led our Board of Directors to conclude that Mr. Russell should serve as a director: his professional background and experience, extensive education, previously held senior-executive level positions, other public company board experience, prior Company board experience, his extensive experience in corporate strategy and enterprise risk, accounting, finance, corporate governance and general investment experience.

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PROPOSALS REQUIRING YOUR VOTE

Vote required. Directors will be elected by a majority of the votes cast. Any shares not voted, whether by abstention, “broker non‑vote” or otherwise, will have no impact on the vote.

Our Corporate Governance Guidelines and Bylaws provide a majority voting standard in uncontested director elections. A director nominee will be elected to the Board only if the number of votes cast “for” such nominee’s election exceeds the number of votes cast “against” or “withheld” with respect to such nominee’s election (with abstentions and broker non-votes not counted as votes cast either for or withheld in such election). If an incumbent nominee for director fails to receive the required majority vote in a director election, he or she will tender his or her resignation as a director for consideration by the Nominating and Corporate Governance Committee, and, ultimately, the Board.

In the event any incumbent nominee for director does not receive the requisite majority vote, our Corporate Governance Guidelines and Bylaws provide that our Nominating and Corporate Governance Committee will evaluate the circumstances of the failed election, and will make a recommendation regarding how to act upon the tendered resignation to the full Board, taking into consideration the best interests of the Company and its stockholders. After considering the recommendation of the Nominating and Corporate Governance Committee, the full Board will then act upon the resignation, and will publicly disclose its decision regarding the tendered resignation and its rationale within 90 days of the certification of the election results. If the Board accepts the resignation, the nominee will no longer serve on the Board. If the Board rejects the resignation, the nominee will continue to serve until his or her successor has been duly elected and qualified or until his or her earlier disqualification, death, resignation or removal. Notwithstanding the foregoing, the Board shall be required to accept any resignation tendered by a nominee who is already serving as a director if such nominee shall have received more votes “against” or “withheld” than “for” his or her election at each of two consecutive annual meetings of stockholders for the uncontested election of directors at which a quorum was present.

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PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 2	RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors recommends that our stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019.

The Audit Committee has selected and appointed the firm of Ernst & Young LLP to act as our independent registered public accounting firm for the year ending December 31, 2019. Ernst & Young LLP has audited the financial statements for us since our initial public offering on October 26, 2004.

Although stockholder ratification of the appointment of our independent auditor is not required by our bylaws or otherwise, we are submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company. If our stockholders do not ratify the Audit Committee’s selection, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of our independent registered public accounting firm.

In selecting Ernst & Young LLP as the Company’s independent registered accounting firm, the Audit Committee considered many factors, including the quality of its ongoing discussions with Ernst & Young LLP’s representatives, the experience and professional qualifications of Ernst & Young LLP, and Ernst & Young LLP’s programs and processes for maintaining its independence. Furthermore, in accordance with Securities and Exchange Commission rules and Ernst & Young LLP’s policies, lead engagement partners are subject to rotation requirements to limit the number of consecutive years the lead partner may provide services. For lead audit partners, the maximum number of consecutive years of service in that capacity is five years. We select the Company’s lead audit partner pursuant to this rotation policy following meetings between the Chairman of the Audit Committee and candidates for that role, as well as discussions by the full Audit Committee, members of the Board of Directors and management.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

You can find more information about our relationship with Ernst & Young LLP on page 69 of this proxy statement.

Vote required. Ratification of the appointment of Ernst & Young LLP requires a majority of the votes cast. Any shares not voted, whether by abstention, “broker non‑vote” or otherwise, have no impact on the vote.

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PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 3	ADVISORY VOTE (NON‑BINDING) ON EXECUTIVE COMPENSATION
The Board of Directors recommends that our stockholders vote FOR the approval (on a non-binding, advisory basis) of the compensation of the NEOs as disclosed in this proxy statement.

Section 14A of the Securities Exchange Act of 1934, as enacted as part of the Dodd‑Frank Wall Street Reform and Consumer Protection Act in July 2010, or the Dodd‑Frank Act, requires us to submit to our stockholders a non‑binding advisory vote to approve the compensation of the NEOs listed in the Summary Compensation Table of this proxy statement, commonly referred to as a “say‑on‑pay” vote.

The Board of Directors has approved the submission of the following resolution to the Company’s stockholders for approval at the Annual Meeting:

“Resolved, that the stockholders hereby approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Company’s 2019 proxy statement pursuant to the disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other executive compensation tables and related discussion).”

As described more fully in the “Compensation Discussion and Analysis” beginning on page 40 of this proxy statement, the Company’s executive compensation program is designed to attract, motivate and retain talented executives through competitive compensation arrangements that, within appropriate risk parameters, provide strong financial incentives for the executive officers, including the NEOs, to maximize stockholder value. The compensation program is designed to achieve these objectives through a combination of the following types of compensation: base salary, annual cash incentive bonus awards and equity incentive awards. Base salary is intended to provide a baseline level of compensation for our NEOs. The remaining types of compensation, which in the aggregate represent the majority of our NEOs’ target total compensation opportunities, tie compensation directly to the achievement of corporate and individual objectives. Highlights of the Company’s executive compensation program include the following:

•We pay for performance. Our executive compensation program is weighed towards performance based at-risk, rather than fixed, compensation. Specifically, the at-risk portion of our executive compensation program is designed to reward performance relative to financial, stockholder return, and other metrics that we believe best align management with stockholder interests. Forty percent of our average NEOs’ total target compensation for 2018 was subject to the achievement of absolute and relative total stockholder return goals.

•We have short-term employment agreements with our executives. Each of our executive officers, including the CEO, have one-year employment agreements. Our Compensation Committee believes that short-term employment contracts best aligns obligations of the executive with interests of our stockholders.

•We require our CEO and other executives to have a meaningful ownership interest in the Company. Our executive officer stock ownership policy requires that on or before January 1 of the year following the fourth anniversary of the CEO or other executive officer’s appointment to such position (i) the CEO will own and retain shares of the Company’s common stock having a value equal to at least six times his or her annual base salary, (ii) each Executive Vice President will own and retain shares of the Company’s common stock having a value equal to at least three times his or her annual base salary, and (iii) each Senior Vice President will own and retain shares of the Company’s common stock having a value equal to at least two times his or her annual base salary. Our Compensation Committee believes that requiring the CEO and other executive officers to maintain a meaningful ownership interest in the Company aligns the interests of the CEO and other executive officers with those of our stockholders.

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PROPOSALS REQUIRING YOUR VOTE

•We solicit independent compensation advice. Our Compensation Committee retains FPL, an independent compensation consultant, for purposes of advising and consulting with respect to the compensation of our NEOs.

The Compensation Committee and the Board believe that these policies are effective at incentivizing the achievement of the Company’s strong financial performance.

At the 2017 annual meeting, the Company’s stockholders voted in favor of holding annual say-on-pay votes, and following the 2017 stockholder vote, our Board of Directors accepted the stockholders’ advisory vote and resolved to continue to hold annual advisory say-on-pay votes.

Vote required. The affirmative vote of a majority of the votes cast will be required to approve, on a non‑binding, advisory basis, the compensation of our NEOs as disclosed in this proxy statement.

The stockholder vote on executive compensation is an advisory vote only, and it is not binding on the Company, the Board of Directors or the Compensation Committee. Although the vote is non‑binding, the Compensation Committee and the Board of Directors value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions.

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PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 4	Stockholder Proposal Requesting Report on Sexual Harassment
The Board of Directors recommends that our stockholders vote AGAINST the Stockholder Proposal.

The Company has been advised that a stockholder, UNITE HERE, of 275 Seventh Avenue, 11th Floor, New York, NY 10001, or the Union, owner of 488 shares of our common stock, intends to present the following stockholder proposal at the Annual Meeting.  If the stockholder is present at the Annual Meeting and properly submits the proposal for a vote, then the stockholder proposal will be voted on at the Annual Meeting.  In accordance with federal securities laws, the stockholder proposal is presented below as submitted by the stockholder and is quoted verbatim.  The Company disclaims all responsibility for the content of the proposal and the supporting statement, including any sources and information referenced in the supporting statement.

Stockholder Proposal

RESOLVED, the shareholders of Sunstone Hotel Investors, Inc. (the “Company”) recommend that the Board of Directors take all steps necessary to prepare an annual report for shareholders on sexual harassment complaints at hotels owned by the Company. The report shall be prepared at reasonable cost and omit private and proprietary information, and shall be made available on the Company’s website no later than the annual meeting of shareholders, starting in 2020.

Supporting Statement

Sexual harassment is both pervasive and illegal. Nearly half of working women in the United States say they have experienced sexual harassment in the workplace, according to a 2017 NBC/Wall Street Journal Poll. In a June 2016 report, the Equal Employment Opportunity Commission reported on thousands of charges alleging harassment on the basis of sex. In the last decade, more than 25% of sexual harassment charges came from industries with large numbers of service-sector workers. Sexual harassment charges can expose employers, hotel operators and owners to significant risks, including when there are complaints made against management and against guests.

For investors, there is a lack of information about the extent of the sexual harassment problem in the hospitality industry. Neither hotel owners nor operators report on costs or incidence of sexual harassment. Settlement agreements frequently contain non-disclosure clauses, and in some cases, complainants leave their jobs as complaints are resolved, all of which reinforces a lack of accurate information about this risk. While there have been a few high profile cases of harassment and assault involving hotels over the last decade, investors have little information about how companies are mitigating risks.

The Council of Institutional Investors has recently made recommendations for Boards to address the risks of sexual harassment cases, including: 1) “Ensure all payouts to settle harassment cases are reported to the board.” 2) “Review with the legal team when information on incidents of sexual harassment should be reported to shareholders and how much information should be shared.”

Since hotel owners like Sunstone may pay the costs of complaints in hotel operating expenses, we urge the Company to request information from their hotel operating contractors detailing the incidence and costs of sexual harassment, and to provide that information to shareholders. Disclosure of such information will assist the Company in managing its risk.

We urge shareholders to vote FOR this proposal, recommending that the Company provide comprehensive disclosures to shareholders about sexual harassment in its hotels.

2019 Proxy Statement	25

PROPOSALS REQUIRING YOUR VOTE

Vote required. The affirmative vote of a majority of the votes cast will be required to approve the stockholder proposal as disclosed in this proxy statement.  Any shares not voted, whether by abstention, “broker non‑vote” or otherwise, have no impact on the vote.

Statement in Opposition from the Company

First and foremost, the Company opposes any form of harassment and is fully committed to the reduction, prevention, and elimination of incidents of sexual harassment.

The Board has carefully considered the proposal from the Union and concluded that its adoption is unnecessary and not in the best interest of our stockholders. While the Company strongly supports the goals of the proposal, the Board does not believe that the prescriptive approach outlined in the stockholder proposal is an effective way to address incidents of sexual harassment, nor would it result in an efficient or effective allocation of Company resources. Additionally, the Company has proactively adopted and remains committed to supporting policies, procedures and initiatives designed to reduce and prevent incidents of sexual harassment. Accordingly, the Board unanimously recommends a vote AGAINST this proposal for the following reasons:

Sexual harassment is a serious issue and the Company has and will continue to support our operators in adopting programs and policies designed to prevent sexual harassment, and encourage reporting on any incidents that may occur.

The Company has been and continues to be committed to the safety of our operator’s employees at our properties, guests at our properties, and our employees at our corporate headquarters. The Company has taken many steps to proactively address and prevent sexual harassment, and is actively engaged with operators to help prevent and reduce incidents of sexual harassment.

For example, the Company, in cooperation with our operators, is funding the purchase of panic buttons for use by our operator’s employees at many of our properties. Panic buttons provide hotel personnel with the ability to immediately alert help in potentially dangerous situations, which ensures a greater level of safety and security for hotel employees and guests.

The Company fully supports and encourages all of our operators to adopt and abide by the principles of the American Hotel & Lodging Association’s 5-Star Promise. The 5-Star Promise was first introduced in September 2018 and is part of an industry-wide commitment to advance hotel safety, security and hospitality. The 5-Star Promise includes the following five important components: (i) build on the lodging industry’s longstanding commitment to hospitality and a people culture by continuing to provide industry-wide training and materials on safety and security, and retain expert guidance to work with the industry on diversity and safety matters, (ii) ensure mandatory anti-sexual harassment policies are in place in multiple languages, (iii) provide ongoing training and education for employees on identifying and reporting sexual harassment, (iv) provide U.S. hotel employees with employee safety devices to help them feel safe on the job, and (v) broaden vital partnerships with wide-ranging national organizations that target sexual violence and assault and trafficking and promote workplace safety.

This pledge elevates the industry standard for the safety of those employed at hotels, and is specifically targeted against sexual harassment. The pledge is in addition to those human rights and labor policies and practices that the Company already has in place, which are designed to ensure that the Company and its operators abide by law, respect individual rights, and do not tolerate sexual harassment at our properties. The Company has dedicated a significant amount of resources to assist operators with sexual harassment awareness, training and avoidance programs, and will continue to engage with our operators to provide any resources needed to further assist them in ensuring the safety of hotel employees and guests.

Unite Here’s Proposal is misdirected because the Company is not suited or situated to implement the demands of the Proposal.

The U.S. tax code classifies the Company as a lodging real estate investment trust (“REIT”) and imposes strict limitations on the type of activities that a REIT may undertake. As such, the Company is not permitted to operate or directly manage its hotels, and instead, must engage an eligible independent contractor to do so. The Company’s

26	Sunstone Hotel Investors

PROPOSALS REQUIRING YOUR VOTE

hotel operators retain the sole right and responsibility for hiring, training and supervising hotel employees and ensuring their safety, along with the safety of hotel guests. The Company must not jeopardize its tax status by overstepping management boundaries. In turn, the rights and responsibilities related to employees is a specifically negotiated aspect of the owner-operator relationship and integral in assuring that the owner does not run afoul of certain provisions of the U.S. tax code related to lodging REITs.

As a lodging REIT, the Company does not have access to the information required to complete the requested report on sexual harassment complaints. Operators are not required to provide the Company with information on individual complaints by hotel guests or employees, nor does the Company have a contractual right to access such information. Under limited scenarios, the Company has the right to receive notice from operators when matters or claims exceed certain financial thresholds, but many sexual harassment complaints are unlikely to exceed those thresholds, and thus the Company is typically not made aware of such complaints. The Company is committed to working with and encouraging our operators to provide more robust reporting disclosures; however, the Company does not have the ability or the right to obtain the information that would be required to produce an accurate disclosure report. While we continue to encourage and support our operators to address and prevent sexual harassment, we cannot compel operators to take any actions or measures, or interfere with their day-to-day management or supervision. In addition, publishing data on settlements related to sexual harassment claims, as requested by the Proposal, may have the unintended consequence of encouraging false and frivolous claims that will require the Company to expend unnecessary time and resources to address.

In sum, issuing a report in the manner requested by the Proposal will: (i) likely not provide substantive information to stockholders, (ii) risk incomplete or inaccurate information, and (iii) require time and resources better spent on the Company’s current initiatives as outlined above.

Implementing the Proposal serves to further the interest of the Union and not the interests of our stockholders.

The Union is a large labor union that continuously seeks to unionize hotel workers in order to increase membership and create additional revenue for the Union. The Union, which owns 488 shares (or 0.000021%) of Company stock, submitted the Proposal to advance its own organizing agenda (i.e. increase membership and organizing campaigns) at the expense of the Company’s time and resources.

The Union has a notorious history of submitting self-interested proposals to lodging REITs and hotel operators. Since 2005, the Union has submitted at least 52 stockholder proposals to 20 other lodging REITs and operators, often aimed at furthering its organizing agenda of increasing membership, rather than advancing stockholder interests or value. At least nine other lodging REITs and operators, all owning or operating properties where the Union has engaged in organizing campaigns, have received the same proposal as the one submitted to the Company this year.

The Union also utilizes pressure and intimidation tactics to pursue objectives that are different from, and in many cases adverse to, those of other stockholders. For example, in a previous lawsuit initiated by the Union against a public company for violation of federal securities law, a federal district court found that the Union’s lawsuit was “part of [the Union’s] campaign to harass a corporation and gain leverage in a unionization struggle” and with “no genuine belief in the merits of its claims.”1 Consistent with this campaign of harassment, the Union has orchestrated, and continues to orchestrate, nationwide strikes and boycotts of hotels where it is attempting to organize, and actively requests that individuals and organizations not do business with boycotted hotels. The Union has even led disruptions at hotels owned by publicly traded REITs where Union was a stockholder, causing direct economic harm to the REITs and their stockholders.

The Union’s organizing initiatives have caused inconvenience to guests at our properties and direct economic harm to the Company and our stockholders. In 2018, the Union led a highly publicized large-scale organizing effort on a nationwide basis which included disruptive tactics such as strikes, demonstrations with drums and other noisemaking devices, picket lines, and other nuisance activities. This type of disruptive and self-interested activity results in guest dissatisfaction and causes direct economic harm to our Company. In addition, Union contracts

1 UNITE HERE v. Cintas Corp., No. 06 Civ. 7061(DCL), 2006 WL 2859279, at *10 (S.D.N.Y. Oct. 11, 2006).

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PROPOSALS REQUIRING YOUR VOTE

severely limit job and employer flexibility, which result in substantially higher operating costs at unionized hotels. Higher costs offset cash flows and profits, which lead to decreased share prices and erosion of stockholder value.

While the Company acknowledges and supports (both monetarily and through public statements) the importance of prevention and awareness regarding sexual harassment, approving this Proposal will encourage the Union to continue to abuse and manipulate the stockholder proposal process in order to further its own agenda. In turn, the Company is forced to expend time, resources and energy that should be directed toward increasing stockholder value and engaging with its operators in the advancement of programs and policies designed to reduce and ultimately eliminate sexual harassment in the workplace.

The Board of Directors recommends that our stockholders vote AGAINST the Stockholder Proposal.

28	Sunstone Hotel Investors

COMPANY INFORMATION

CORPORATE GOVERNANCE

In light of applicable legal requirements, such as the Sarbanes‑Oxley Act of 2002 and related rules promulgated by both the New York Stock Exchange (“NYSE”) and the Securities and Exchange Commission (“SEC”), we provide the following discussion to inform you of our efforts to assure that we employ best practices in our corporate governance. A copy of our Corporate Governance Guidelines is available in the Investor Relations section of our website at www.sunstonehotels.com. In addition, a printed copy of the Corporate Governance Guidelines will be provided without charge upon request to Sunstone Hotel Investors, Inc., 200 Spectrum Center Drive, 21st Floor, Irvine, California 92618, Attention: Secretary.

We have also established conflict of interest and other policies to serve the long‑term interests of our stockholders and further align the interests of our directors and management with our stockholders.

CONFLICT OF INTEREST POLICY

We have adopted a policy which provides that the approval of our Nominating and Corporate Governance Committee is required for any transaction involving the Company and any of our directors, officers or employees, or any entity in which any of our directors, officers or employees is employed or has an interest of more than 5%.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics, which requires, among other things, that directors, officers and employees act with integrity. The Code of Business Conduct and Ethics also prohibits our directors, officers and employees from taking (or directing to a third party) a business opportunity that is originated through the use of corporate property, information or position, unless we have already been offered the opportunity and turned it down, in which case our Nominating and Corporate Governance Committee must in any event approve the director, officer or employee interest therein. More generally, our directors, officers and employees are prohibited from using corporate property, information or position for personal gain. The Code of Business Conduct and Ethics is posted in the Investor Relations section of our website at www.sunstonehotels.com. In addition, a copy of the Code of Business Conduct and Ethics will be provided without charge upon request to Sunstone Hotel Investors, Inc., 200 Spectrum Center Drive, 21st Floor, Irvine, California 92618, Attention: Secretary.

PLEDGING AND HEDGING POLICIES

We have established pledging and hedging policies applicable to our directors, officers and other employees (collectively referred to in this section only as “insiders” and individually as an “insider”).

Margin Accounts and Pledges. Securities held in a margin account or pledged as collateral for a loan may be sold without the insider’s consent by the broker if the insider fails to meet a margin call or by the lender in foreclosure if the insider defaults on the loan. Because a margin or foreclosure sale may occur at a time when the insider is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, insiders are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero‑cost collars and forward sale contracts, involve the establishment of a short position in the Company’s securities and limit or eliminate an insider’s ability to profit from an increase in the value of the Company’s securities. Such transactions are complex and involve many aspects of the federal securities laws, including filing and disclosure requirements. Therefore, the Company prohibits insiders from any hedging transactions.

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COMPANY INFORMATION

ENVIRONMENTAL, SOCIAL AND GOVERNANCE PRACTICES

In addition to our strong corporate governance policies highlighted above in the Corporate Governance Highlights section, we have numerous existing and planned ESG initiatives across our portfolio.

All of our hotels currently participate in some form of ESG practice. We are committed to expanding our ESG practices and programs both in our company and at our hotels over the next several years. Currently, our environmental programs cover such areas as energy conservation, water conservation, waste reduction and recycling. Sunstone’s comprehensive environmental efficiency program is aimed at not only making our hotels more energy efficient and environmentally‑friendly, but also at enhancing the profitability of our hotels, while minimizing risks including the physical, regulatory, and market risks associated with climate change. Our environmental efficiency program includes, but is not limited to, retro‑fitting lighting systems with new LED fixtures, guestroom “smart” thermostats that adjust room conditions based on whether the room is occupied or not, central plant efficiency upgrades, laundry outsourcing, low‑flow toilet systems and energy co‑generation facilities. We also invest in renewable energy and continue to evaluate and select renewable energy projects at our hotels. Additionally, a majority of our hotels participate in the Clean the World program.  Through the Clean the World Program, unused soap and bottled hygiene products such as shampoo are collected from our hotels and then sterilized, recycled and re-manufactured into new toiletries, which are distributed to vulnerable/at risk communities both locally and around the world.

We continue to seek new ESG innovations and practices to implement across our portfolio. We are currently working to set our energy, water, waste, and carbon baseline for our entire portfolio, which we have been tracking since 2015. We will continue to engage with our key stakeholders, including suppliers and operators to support and expand our environmental and social programs. While ESG programs are nascent in lodging real estate, we will continue to align with the various hotel brands and operators of our portfolio as they advance ESG programs and practices. Together we are committed to seeking low-carbon solutions, reducing the environmental footprint of our hotels, and delivering value for positive community impact through our assets.

Additionally, we remain committed to the safety of our operators’ employees at our properties, guests at our hotels, and our employees at our corporate headquarters. We respect and uphold fundamental human rights, comply with all applicable human rights and labor rights laws, and take steps to proactively address and prevent sexual harassment. We expect our operators and vendors to adhere to similar safety and human rights commitments. We also fully support and encourage our operators to adopt and abide by the principles of the American Hotel & Lodging Association’s 5-Star Promise.

INDEPENDENCE OF DIRECTORS AND COMMITTEES

The Board of Directors has determined that a majority of the current Board of Directors is independent as defined under the NYSE’s rules and that a majority of the Board of Directors will be independent if the slate of directors up for election in Proposal 1 of this proxy statement are elected. Directors who serve on the Compensation Committee and the Nominating and Corporate Governance Committee are also subject to these independence requirements. Directors who serve on the Audit Committee are subject to these and additional independence requirements.

To be considered independent under the NYSE’s rules, the Board of Directors must determine that a director does not have a material relationship with Sunstone and/or its consolidated subsidiaries (either directly or as a partner, stockholder, or officer of an organization that has a relationship with any of those entities).

The Board of Directors undertakes on a quarterly basis a review of the independence of the directors nominated for election at the upcoming annual meeting. During this review, the Board of Directors considers the transactions and relationships between each director or any member of his or her immediate family and Sunstone and its subsidiaries and affiliates as reported under “Certain Relationships and Related Party Transactions” below. The Board of Directors also examines transactions and relationships between directors or their affiliates and members of senior management or their affiliates. The purpose of this review is to determine whether any such relationships or transactions are inconsistent with a determination that such director is independent.

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COMPANY INFORMATION

As a result of this review, the Board of Directors affirmatively determined that each member of the Board of Directors, other than Mr. Arabia, is independent of Sunstone and its management under the independence standards of the NYSE.

THE BOARD OF DIRECTORS LEADERSHIP STRUCTURE

From May 1, 2015 to present, Mr. Pasquale has served as our Chairman of the Board. From January 17, 2015 to present, Mr. Arabia has served as President, CEO and a director. Assuming that the nominees listed in Proposal 1 are elected as directors at the Annual Meeting, we expect Mr. Pasquale will continue to serve as our Chairman of the Board and Mr. Arabia as our President and CEO and a director.

Since October 26, 2004, the roles of chairman and CEO have been held separately. Although the Board of Directors does not have a formal policy as to whether the chairman should be an independent director, an affiliated director, or a member of management, in the event the chairman is or becomes an affiliated director or a member of Company management, or if the independent directors were to determine that it is in the best interests of the Company, the independent directors will appoint from among themselves an independent co‑chairman or lead independent director (consistent with our bylaws and our corporate governance guidelines).

The role of the Chairman of the Board is to coordinate the activities of the independent directors, coordinate with the CEO and corporate secretary to set the agenda for Board of Directors’ meetings, chair executive sessions of the independent directors, provide leadership to the Board of Directors and uphold high corporate governance and ethical standards, communicate effectively with management on a regular basis, provide support and advice to the CEO, facilitate communication between and among the independent directors and management, take a lead role in the Board of Director’s self‑assessment and evaluation processes, and perform the other duties either specified in the corporate governance guidelines or assigned from time to time by the Board of Directors.

Furthermore, our Board of Directors currently has seven independent members and one non‑independent member, Mr. Arabia. Assuming that the nominees listed in Proposal 1 are elected as directors at the Annual Meeting, our Board of Directors will continue to have seven independent members and one non‑independent member. A number of the members of our Board of Directors are currently serving or have served as members of senior management of other public companies and have served as directors of other public companies. We currently have three Board of Directors committees comprised solely of independent directors.

Our Board of Directors believes its leadership structure is appropriate as it effectively allocates authority, responsibility and oversight between management and the independent members of our Board of Directors. It accomplishes this by giving primary responsibility for the operational leadership and strategic direction of the Company to our CEO, while enabling our Chairman of the Board to facilitate our Board of Directors’ independent oversight of management, promote communication between management and our Board of Directors, and support our Board of Director’s consideration of key governance matters.

RISK OVERSIGHT

Our Audit Committee is primarily responsible for overseeing the Company’s risk management processes on behalf of the full Board of Directors. The Audit Committee receives reports from management at least quarterly regarding the Company’s assessment of risks. Once a year, management provides its quarterly risk assessment to the entire Board of Directors. In addition, the Audit Committee reports regularly to the full Board of Directors, which also considers the Company’s risk profile. The Audit Committee and the full Board of Directors focus on the most significant risks facing the Company and the Company’s general risk management strategy, and also ensure that risks undertaken by the Company are consistent with the Board of Directors’ appetite for risk. While the Board of Directors oversees the Company’s risk management, Company management is responsible for the day‑to‑day risk management processes. We, together with the Board of Directors, believe this division of responsibilities is the most effective approach for addressing the risks facing the Company.

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COMPANY INFORMATION

Our Compensation Committee oversees risk management as it relates to our compensation plans, policies and procedures and has met with management to review and confirm that our compensation programs do not create incentives to our employees to take excessive or inappropriate risks that could have a material adverse effect on the Company. We believe that features of our programs, including the mix of long‑ and short‑term incentives and equity grants, as well as our internal financial and legal controls, appropriately mitigate the risk of employees taking actions that may benefit the employee in the short term, but ultimately harm the Company.

Our Board of Directors oversees the corporate culture of the Company and assesses its effectiveness on advancing the Company’s strategy. To assess culture and any potential risks, among other actions, the independent members of the Board of Directors meet in confidential executive session with the Company’s head of Human Resources at least once a year. Additionally, the Board of Directors has direct access to all Company employees and is able to communicate with individuals as needed. The Audit Committee also conducts confidential executive sessions with our External Auditors and Internal Audit.

DIRECTOR ATTENDANCE AT MEETINGS

Each of our directors is expected to attend each annual meeting of stockholders and all meetings of the Board of Directors. The Board of Directors held five meetings and acted by written consent on one occasion in 2018. During that period, all directors attended 100% of the aggregate of the meetings of the Board of Directors and all committees of the Board of Directors on which they served during the periods in which they served. In addition, all of our directors attended our annual meeting of stockholders in 2018.

STOCKHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS AND NON‑EMPLOYEE DIRECTORS

Stockholders may communicate any matters they wish to raise with the directors by writing to the Board of Directors, Sunstone Hotel Investors, Inc., 200 Spectrum Center Drive, 21st Floor, Irvine, California 92618, Attention: Secretary. Stockholders should provide proof of stock ownership with their correspondence. All communications from verified stockholders will be received and processed by the Secretary and then directed to the appropriate member(s) of the Board of Directors.

In addition, any interested party who wishes to communicate directly with our non‑employee directors may contact our Chairman of the Board at the mailing address of the Company’s executive offices at 200 Spectrum Center Drive, 21st Floor, Irvine, California 92618, Attention: Secretary. All communications will be received and processed on a confidential basis by the Secretary and then directed to the appropriate non‑employee director(s).

COMMITTEES OF THE BOARD OF DIRECTORS

Our Board of Directors complements its oversight responsibilities through the following three standing committees, each of which is briefly described below: the Compensation Committee, the Audit Committee and the Nominating and Corporate Governance Committee. Each of our committees has a charter, current copies of which may be viewed in the Investor Relations section of our website at www.sunstonehotels.com. In addition, printed copies of our committee charters will be provided without charge upon request to Sunstone Hotel Investors, Inc., 200 Spectrum Center Drive, 21st Floor, Irvine, California 92618, Attention: Secretary.

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COMPANY INFORMATION

Compensation Committee

The current members of our Compensation Committee are:

Members	The Compensation Committee Responsibilities
Andrew Batinovich, who serves as the chair; Thomas A. Lewis, Jr.; Murray J. McCabe; and Douglas M. Pasquale.

✔    The Compensation Committee determines compensation and benefits for all executive officers, oversees our equity compensation plans and assists in the establishment of compensation policies applicable to employees generally.

✔    The members of the Compensation Committee are independent directors as required by the listing standards and rules of the NYSE, are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986 (as amended, the “Code”), and are “non‑employee directors” for the purposes of Rule 16b‑3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

✔    The Compensation Committee held four meetings during 2018.

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COMPANY INFORMATION

Audit Committee

The current members of our Audit Committee are:

Members	The Audit Committee Responsibilities
Andrew Batinovich; Z. Jamie Behar; and Keith P. Russell, who serves as the chair.

✔    Our Board of Directors has adopted an Audit Committee charter, which defines the Audit Committee’s purposes to include oversight of:

✔    the integrity of our financial statements;

✔    our compliance with legal and regulatory requirements;

✔    the independent auditors’ qualifications and independence;

✔    the performance of the independent auditors and our internal audit function; and

✔    preparation of an audit committee report as required by the SEC for inclusion in our annual proxy statement.

✔    All of the members of the Audit Committee are financially literate within the meaning of the listing standards and rules of the NYSE. At least one member is an audit committee financial expert as that term is defined by applicable rules of the SEC, and at least one member possesses accounting and financial management expertise within the meaning of the listing standards and rules of the NYSE. The Board of Directors has determined that each member of the Audit Committee is independent within the meaning of the rules of both the NYSE and the SEC.

✔    The Board of Directors has determined that each of Andrew Batinovich, Z. Jamie Behar and Keith P. Russell is qualified as an audit committee financial expert within the meaning of SEC regulations. In making this determination, the Board of Directors considered the following qualifications: (a) understanding of generally accepted accounting principles, or GAAP; (b) ability to apply GAAP to accounting for estimates, accruals and reserves; (c) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the issues likely to be raised by our financial statements, or experience actively supervising persons engaged in these activities; (d) understanding of internal control over financial reporting; and (e) understanding of audit committee functions.

✔    The Audit Committee held four meetings during 2018.

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COMPANY INFORMATION

Nominating and Corporate Governance Committee

The current members of our Nominating and Corporate Governance Committee are:

Members	The Nominating and Corporate Governance Committee Responsibilities
W. Blake Baird; Z. Jamie Behar , who serves as the chair; Douglas M. Pasquale; and Keith P. Russell.

✔    The Board of Directors has delegated to the Nominating and Corporate Governance Committee the responsibility to select and to recommend to the Board of Directors, nominees for election at any annual meeting, or any special meeting of stockholders, and any person to be considered to fill a vacancy or a newly created directorship that is the result of any increase in the authorized number of directors. The Nominating and Corporate Governance Committee is also responsible for nominating Board of Directors committee members, reviewing our corporate governance guidelines, assisting with the annual evaluation of the Board of Directors, and approving certain transactions involving a conflict of interest. The Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is independent within the meaning of the listing standards of the NYSE.

✔    In connection with its annual process for identifying directors to nominate or re‑nominate, or to be recommended to the Board of Directors for nomination or re‑nomination, the Nominating and Corporate Governance Committee seeks to determine whether the proposed candidate demonstrates an ability and willingness to:

✔    maintain the highest personal and professional ethics, integrity and values;

✔    represent the long‑term interests of stockholders;

✔    exercise independence of thought, objective perspective and mature judgment;

✔    constructively challenge ideas and assumptions;

✔    understand our business operations and objectives and provide thoughtful and creative strategic guidance;

✔    contribute to the ongoing development and effective functioning of the Board of Directors;

✔    dedicate sufficient time, energy and attention to ensure the diligent and thoughtful performance of his or her duties; and

✔    demonstrate sincere commitment to our long‑term success and the achievement of its objectives.

Additionally, in reviewing the qualifications of particular candidates, the Nominating and Corporate Governance Committee may choose to recommend individuals who can contribute an important, special or unique skill, expertise or perspective to the Board of Directors. The Nominating and Corporate Governance Committee recommends, among other things, whether the existing Board of Directors contains the appropriate size, structure and composition, whether some or all of the incumbent directors should be recommended to the Board of Directors for re‑nomination, and whether the Board of Directors should be enlarged to include additional directors.

The Nominating and Corporate Governance Committee will consider as potential director nominees candidates recommended by various sources, including any member of the Board of Directors or senior management. The Nominating and Corporate Governance Committee may also retain a third‑party search firm to identify candidates. The Nominating and Corporate Governance Committee also considers recommendations for nominees that are timely submitted by stockholders and only if such recommendations are delivered in the same manner prescribed by the advance notice provisions contained in Article II, Section 2.11 of our bylaws for stockholder proposals. See “Stockholder Proposals for the 2020 Annual Meeting.” In addition to satisfying the timing, ownership and other requirements specified in Article II, Section 2.11 of the bylaws, a stockholder’s notice must set forth as to each

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COMPANY INFORMATION

person whom the stockholder proposes to recommend that the committee nominate for election to the Board of Directors all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, pursuant to Regulation 14A under the Exchange Act and our bylaws (including such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected). Properly communicated stockholder recommendations will be considered in the same manner as recommendations received from other sources.

The Nominating and Corporate Governance Committee held four meetings during 2018.

Current Committee Membership. The table below summarizes the current membership information for the committees of the Board of Directors:

Nominating and
Corporate
	Compensation	Audit	Governance
Mr. Baird			M
Mr. Batinovich (F)	C	M
Ms. Behar (F)		M	C
Mr. Lewis	M
Mr. McCabe	M
Mr. Pasquale	M		M
Mr. Russell (F)		C	M

C = Chair M = Member

F = Audit Committee Financial Expert

The Board of Directors, at the recommendation of the Nominating and Corporate Governance Committee, periodically reviews and modifies committee appointments.

Executive Sessions of Independent Directors.  Each member of the Board of Directors, other than Mr. Arabia, is currently an independent, non‑employee director. The independent, non‑employee directors held executive sessions at least once each quarter in 2018 and held other meetings relating to corporate governance during the year. Following the Annual Meeting, we expect that our non‑employee directors will continue to be members of the Board of Directors, and that Mr. Pasquale will continue to preside over executive sessions of the non‑employee directors.

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STOCK OWNERSHIP

STOCK OWNERSHIP REQUIREMENTS

The Compensation Committee has established a stock ownership policy for our NEOs. The Compensation Committee believes that requiring the NEOs to maintain a meaningful ownership interest in the Company aligns the interests of the NEOs with those of our stockholders (i.e., the NEO will experience the same downside risk and upside potential as our stockholders experience). The policy provides that, on or before January 1 of the year following the fourth anniversary of the CEO’s appointment to such position, the CEO will own and retain shares of the Company’s common stock having a value equal to at least six times his or her annual base salary rate in effect on the December 31 immediately preceding the applicable January 1 determination date (described below). The policy further provides that, on or before January 1 of the year following the fourth anniversary of the other NEOs appointment to such position, each NEO will own and retain shares of the Company’s common stock having a value equal to at least: (i) three times for Executive Vice Presidents, and (ii) two times for Senior Vice Presidents, his or her annual base salary rate in effect on the December 31 immediately preceding the applicable January 1 determination date (described below).

The Nominating and Corporate Governance Committee has implemented stock ownership requirements for Company directors. Under these guidelines, each existing director, on or before January 1 of the year following the third anniversary of such director’s election to the Board of Directors, is required to hold stock valued at no less than three times the amount of the annual cash retainer paid to such director

To determine compliance with the stock ownership guidelines, (a) we include, in addition to shares the individual director or NEO owns outright, awarded but unvested restricted shares of Company stock and (b) we calculate the value of each individual’s stock holdings based on the average closing price on the NYSE of the Company’s common stock for the year ended immediately prior to the applicable January 1 determination date.

As of January 1, 2019, each of our NEOs and each member of the Company's Board of Directors met or exceeded the stock ownership requirements.

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STOCK OWNERSHIP

SECURITY OWNERSHIP BY DIRECTORS, EXECUTIVE OFFICERS AND FIVE PERCENT STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of March 5, 2019 with respect to (a) each director and director nominee, (b) each NEO, (c) all of our directors and executive officers as a group and (d) each person known by us to be the beneficial owner of greater than a 5% interest in our common stock. Unless otherwise indicated, all shares of common stock are owned directly and the indicated person has sole voting and investment power. Percentage ownership is based on 228,588,186 shares of common stock outstanding as of March 5, 2019.

Unless otherwise indicated, the address of each person is 200 Spectrum Center Drive, 21st Floor, Irvine, California 92618.

	Number of
	Shares of	Percentage of
Name of Beneficial Owner	Common Stock	Common Stock (1)
John V. Arabia, NEO and Director (2)	915,684	0.40%
Marc A. Hoffman, NEO (2)	351,557	0.15%
Bryan A. Giglia, NEO (2)	307,534	0.13%
Robert C. Springer, NEO (2)	287,551	0.13%
David M. Klein, NEO (2)	88,621	*
Douglas M. Pasquale, Director	87,809	*
Keith P. Russell, Director	82,589	*
Thomas A. Lewis, Jr., Director	71,061	*
Andrew Batinovich, Director	69,114	*
Z. Jamie Behar, Director	20,586	*
W. Blake Baird, Director	20,566	*
Murray J. McCabe, Director	20,566	*
All directors and executive officers as a group	2,323,238	1.02%
The Vanguard Group (3)	32,982,952	14.43%
BlackRock, Inc. (4)	23,534,461	10.30%
T. Rowe Price Associates, Inc. (5)	13,362,164	5.85%
Principal Real Estate Investors, LLC (6)	13,236,497	5.79%
Cohen & Steers, Inc. (7)	12,989,377	5.68%

*Represents less than 0.1% of the number of shares of our common stock and membership units in Sunstone Hotel Partnership, LLC.

(1)	Based on total outstanding shares of common stock of 228,588,186.
(2)	The number of shares of our common stock listed here includes the unvested shares of restricted stock granted under the LTIP which are subject to forfeiture if the vesting criteria are not satisfied.
(3)

Derived solely from information contained in the Schedule 13G/A filed with the SEC on February 13, 2019 by The Vanguard Group. The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

38	Sunstone Hotel Investors

STOCK OWNERSHIP

(4)	Derived solely from information contained in the Schedule 13G/A filed with the SEC on January 31, 2019 by BlackRock, Inc. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(5)

Derived solely from information contained in the Schedule 13G/A filed with the SEC on February 14, 2019 by T. Rowe Price Associates, Inc. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(6)

Derived solely from information contained in the Schedule 13G/A filed with the SEC on February 14, 2019 by Principal Real Estate Investors, LLC. The address for Principal Real Estate Investors, LLC is 801 Grand Avenue, Des Moines, IA 50392.

(7)

Derived solely from information contained in the Schedule 13G/A filed with the SEC on February 14, 2019 by Cohen & Steers, Inc. and certain affiliates. The address for Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. is 280 Park Avenue, 10th Floor, New York, NY 10017. The address for Cohen & Steers UK Limited is 50 Pall Mall, 7th Floor, London, United Kingdom SW1Y 5JH.

2019 Proxy Statement	39

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

Overview. This Compensation Discussion and Analysis explains our compensation philosophy and policies that applied in 2018 to our executive officers, specifically our NEOs listed in the Summary Compensation Table below. It explains the structure and rationale associated with each material element of the compensation program for the NEOs, describes the actual compensation paid to our NEOs for 2018, and provides important context for the more detailed disclosure relating to our NEOs in the compensation tables following this Compensation Discussion and Analysis.

Mr. Arabia currently serves as our President and CEO and is a member of our Board of Directors. In accordance with the rules of the SEC, each of Messrs. Arabia, Giglia, Hoffman, Springer and Klein are NEOs for 2018.

The Board of Directors and our Compensation Committee consider it our responsibility to structure our compensation program in a way that is highly aligned with the interests of our stockholders. Although the advisory stockholder vote on executive compensation is non‑binding, the Compensation Committee has considered and will continue to consider the outcome of the vote when making future compensation decisions for NEOs. At our 2018 annual meeting of stockholders, approximately 94.6% of votes cast were in favor of our “say-on-pay” proposal. Though the members of the Compensation Committee believe that the stockholder vote on our 2018 “say‑on‑pay” proposal endorses the Company’s compensation program, the Compensation Committee endeavors to continuously improve the Company’s compensation program to more closely align compensation with the interests of our stockholders. Following the 2017 advisory vote on the frequency of say-on-pay votes, our Board of Directors resolved to continue to hold annual say-on-pay votes.  Following the say-on-pay vote at the Annual Meeting, the next say-on-pay vote will be held in 2020. The next advisory vote on frequency of say-on-pay votes will occur no later than 2023.

In addition, the Compensation Committee seeks to attract, motivate and retain Sunstone’s executive officers through competitive compensation arrangements that the Compensation Committee believes, within appropriate risk parameters, provide strong financial incentives for the executive officers to maximize stockholder value.

Our executive compensation program is weighted towards variable, rather than fixed, compensation. Specifically, all at-risk portions of our executive compensation program, including annual cash bonuses, are designed to reward performance relative to financial and other metrics that we believe will result in favorable total stockholder returns, both in terms of absolute appreciation in the value of our shares, and in terms of relative performance as compared to our peers, taking into consideration our competitive position within the real estate industry and each executive’s contributions to the Company. The Compensation Committee has also designed the compensation program to reward our executive officers at levels that the Compensation Committee believes to be competitive for companies in its industry, including in part, a review of executive officer compensation levels at certain companies in a peer group, as identified below. We have not adopted any formal policies or guidelines for allocating compensation between long‑term and short-term compensation, between cash and noncash compensation, or among different forms of cash and noncash compensation.

40	Sunstone Hotel Investors

COMPENSATION DISCUSSION AND ANALYSIS

Company Highlights – 2018 Financial and Operating Highlights.  In 2018, our 21 hotel portfolio, performed well, exceeding our initial projections despite the Company’s disposition of assets; which, in the short-term, may decrease our earnings per share as we build additional liquidity and capacity in our balance sheet. Our 2018 comparable hotel RevPAR increased approximately 2.8%, driven by a 3.1% increase in average daily rate, but partially offset by a 30 basis point decrease in occupancy (refer to “Operating Statistics” in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2018). Additionally, comparable hotel revenue benefited as other sources of revenue continued to grow, specifically, food and beverage increases at our Wailea Beach Resort and our Boston Park Plaza hotel, which are continuing to benefit from their complete 2016 repositionings.

We improved the quality of our portfolio by focusing on Long-Term Relevant Real Estate®:

•Hotel Dispositions. We enhanced the overall quality of the portfolio and increased the concentration of Long-Term Relevant Real Estate® through the disposition of six off-strategy hotels with prior year RevPAR that was 44% below the 2018 21 Hotel Comparable Portfolio RevPAR of $191.74 (refer to “Operating Statistics” in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2018).

•Hotel Acquisitions. We acquired the land underlying the JW Marriott New Orleans and the exclusive perpetual rights to use portions of the Renaissance Washington DC building which were both previously leased, increasing their long-term relevance and earnings potential.

•Capital Investment. We completed over $150 million of capital improvements throughout the portfolio, including the development of a new 46,000 square foot state-of-the-art meeting space at the Renaissance Orlando at SeaWorld®, the complete redesign and renovation of new guestrooms and bathrooms at the Marriott Boston Long Wharf and JW Marriott New Orleans and a $4 million investment into environmental and sustainability projects.

We improved an already strong balance sheet and maintained liquidity:

•Maintained a Strong Balance Sheet with Significant Capacity. We ended 2018 with a consolidated debt and preferred equity to consolidated total capitalization ratio of approximately 28%, in addition to approximately $809 million of unrestricted cash on hand. We retain considerable financial flexibility, but will remain disciplined in deploying our excess capital.

•Extended our Debt Maturities. We amended and extended our undrawn revolving credit facility, increasing its availability to $500 million and extending its maturity to 2023, including extensions. Additionally, we amended $185 million of unsecured term loans, reducing annualized interest expense by approximately $1 million. We have no debt maturing until November 2020.

We returned capital to our stockholders:

•Dividends. We declared cash dividends of $0.69 per share of common stock payable to our stockholders, returning $157 million to our stockholders. The 2018 declared cash dividends equate to a 5.3% dividend yield (based on the Company’s closing stock price on December 31, 2018).

2019 Proxy Statement	41

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION HIGHLIGHTS

The charts below illustrate the balance of the elements of target total compensation(1) during 2018 for Mr. Arabia, our CEO, and the average of the other NEOs.

CEO	OTHER NEO’s

(1)

Percentage of total compensation is calculated as follows: the 2018 base salary and the value of actual executive-level perquisites paid to the NEOs; the target 2018 cash incentive award; and the target 2018 equity incentive award.

As the charts above indicate, total target compensation for our CEO and other NEOs included performance based at-risk cash and equity incentives of 75% and 69%, respectively, which aligns their performance with the interests of our stockholders. Additionally, approximately 43% and 40%, respectively, of the target compensation for our CEO and other NEOs is directly tied to stockholder returns.

42	Sunstone Hotel Investors

COMPENSATION DISCUSSION AND ANALYSIS

2018 COMPENSATION DECISIONS

The Compensation Committee assists the Board of Directors in determining the compensation of our executive officers. It evaluates and recommends to the Board of Directors appropriate policies and decisions relative to executive officer salary, benefits, bonus, incentive compensation, severance, equity-based and other compensation plans.

As described in more detail below, compensation for fiscal year 2018 for each of our NEOs was determined by the Compensation Committee based upon a review of the Company’s performance (including the Company’s stockholder returns), the individual performance of each NEO, total compensation paid by the Company to each NEO in prior years, and, in certain instances, taking into account certain peer group information.

Management’s Involvement in Compensation Decisions. The Compensation Committee exercises independent discretion and judgment in making compensation decisions after evaluating the Company’s performance, the executive’s past performance (including the extent to which the executive has met or exceeded specified targets or affected the Company’s performance), and the executive’s long‑term potential to enhance stockholder value. In connection with the executive compensation determination process, the Compensation Committee seeks input from the Company’s CEO regarding the compensation of the NEOs other than the CEO. In addition, from time to time, the Compensation Committee will direct management to work with its consultant(s) in providing proposals, program design and compensation recommendations. The CEO does not provide recommendations for changes in his or her own compensation. Any proposed changes to CEO compensation are recommended to the Board of Directors by the Compensation Committee, and final deliberations and all votes regarding CEO compensation are made in executive sessions of the Board of Directors, without the CEO present. Only Compensation Committee members vote on recommendations to the full Board of Directors regarding changes in executive compensation.

Annual Base Salary. The Compensation Committee reviews base salaries annually, but base salaries are not automatically increased pursuant to pre‑determined formulas (or otherwise) and may not be increased if, among other things, the Compensation Committee believes that other elements of compensation are more appropriate in light of the Company’s stated objectives or that increases are not appropriate for other reasons. Each executive officer’s base salary serves as the base amount for determining annual cash and equity incentive award opportunities, which are calculated as percentages of such executive’s base salary.

The base salary of each of our executive officers is based on the review of the Compensation Committee described above and the following:

•an assessment of the scope of the executive officer’s responsibilities and leadership;

•the executive officer’s expertise and experience within the industry;

•the Company’s overall financial and business performance; and

•the executive officer’s contributions to the Company.

2019 Proxy Statement	43

COMPENSATION DISCUSSION AND ANALYSIS

The foregoing determination is not formulaic and is not based on specific Company or individual performance targets objectives, but rather, is subjective and made in light of our compensation philosophy and objectives described above. The following table includes the base salary determinations for each of our NEOs.

		% Change From
	2018 Base	2017 Base
	Salary	Salary
John V. Arabia	$768,750	2.5%
Bryan A. Giglia	$466,375	2.5%
Marc A. Hoffman	$533,000	2.5%
Robert C. Springer	$420,250	2.5%
David M. Klein	$343,375	2.5%

Annual Cash Incentive Bonuses and Annual Equity Incentive Awards.  We use annual cash incentive bonus and annual equity incentive awards to further motivate executive officers by establishing relationships between the bonuses and awards, on the one hand, and the performance of the Company, including total stockholder returns, and the executive officer on the other. We believe that tying our executive officers’ cash bonus and long-term equity compensation to the quantitative metrics, including total stockholder returns (discussed below), aligns the interests of the Company’s NEOs with those of our stockholders and provides a strong financial incentive to maximize stockholder value.

The annual cash incentive bonus and equity incentive awards are intended to compensate our executive officers for achieving our annual financial goals at both the corporate and hotel asset levels, for achieving both absolute and relative total stockholder returns, and for implementing long-term plans and strategies and achieving individual goals. The annual cash incentive bonus and annual equity incentive award programs are based on performance and responsibility level rather than on the basis of seniority, tenure or other entitlement. Each year, the Compensation Committee establishes performance-based criteria, both corporate and individual, for each NEO, and the level of achievement of those criteria determines the size of the annual bonuses and equity awards made to the NEO in the next calendar year. This performance-based program is intended to encourage our executive officers, including our NEOs, to continually improve their capabilities to enhance performance and deliver positive business results.

The annual equity incentive awards are also intended to encourage ownership, foster retention through post‑grant vesting schedules and align the executive officers’ interests with the long‑term interests of our stockholders. Historically, we have used restricted stock awards, the size of which is determined based on achievement of pre-established performance goals, including a meaningful portion tied to both absolute and relative total stockholder returns, which generally vest over a three-year period following grant. We use restricted stock for these awards in order to confer the full value of the equity because these awards are granted in respect of prior attainment of performance objectives, but we subject these awards to three-year vesting to provide retention and integrity incentives (subject to accelerated vesting in certain circumstances, as discussed below in the table “—Potential Payments Upon Termination or Change in Control”). Because the awards are only granted if certain performance criteria are met, we generally do not utilize additional performance-based criteria in connection with the vesting of these awards.

As described further below, the Compensation Committee sets the annual cash incentive bonus and equity incentive award levels for each NEO based on the achievement of objective corporate performance criteria as well as subjective individual performance criteria. The award thresholds are set at levels intended to provide the executives with a significant incentive to enhance stockholder value. Accordingly, as discussed below, the target annual incentive cash bonus and target annual equity incentive award for each executive officer are set at levels that represent a significant percentage of such officer’s overall compensation arrangements.

Criteria and Metrics for 2018 Incentive Compensation.  In the first quarter of 2018, the Compensation Committee established quantitative and qualitative performance measures for both the annual cash incentive bonuses and the annual equity incentive awards for our NEOs. Each NEO’s potential for the annual cash incentive bonus and the

44	Sunstone Hotel Investors

COMPENSATION DISCUSSION AND ANALYSIS

annual equity incentive award opportunity was based on the achievement of both the Ten Goals (discussed below) and each NEO’s individual goal weighted as follows:

		Achievement of
	Achievement of	NEO’s
	the Ten Goals	Individual Goal
John V. Arabia	85%	15%
Bryan A. Giglia	80%	20%
Marc A. Hoffman	80%	20%
Robert C. Springer	80%	20%
David M. Klein	75%	25%

The relative weighting of the Ten Goals and individual goals established by the Compensation Committee for each of our NEOs reflects its analysis of the appropriate amount of emphasis to place on both objective corporate and subjective individual goals, and not any pre‑determined formula or methodology. The Compensation Committee may, at its discretion, adjust criteria to account for significant intra‑year transactions and circumstances.

2019 Proxy Statement	45

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee determined that the amounts of the bonuses and awards to each NEO would, either in part or in whole, be based on the achievement of the following ten goals (collectively, the “Ten Goals”), each weighted as described (with the ranges representing variation in weighting among our NEOs as opposed to a range for each NEO), as well as individual performance:

Goal	Goal Description	Goal Weighting
Goal #1: One Year Relative Total Stockholder Return	Relative total stockholder return from the last trading day in 2017 through the last trading day in 2018	6.25%–7.08%
Goal #2: Three Year Relative Total Stockholder Return	Relative total stockholder return from the last trading day in 2015 through the last trading day in 2018	6.25%–7.08%
Goal #3: Five Year Relative Total Stockholder Return	Relative total stockholder return from the last trading day in 2013 through the last trading day in 2018	6.25%–7.08%
Goal #4: One Year Absolute Total Stockholder Return	Absolute total stockholder return from the last trading day in 2017 through the last trading day in 2018	6.25%–7.08%
Goal #5: Three Year Absolute Total Stockholder Return	Absolute total stockholder return from the last trading day in 2015 through the last trading day in 2018	6.25%–7.08%
Goal #6: Five Year Absolute Total Stockholder Return	Absolute total stockholder return from the last trading day in 2013 through the last trading day in 2018	6.25%–7.08%
Goal #7: AFFO	Adjusted funds from operations attributable to common stockholders per share	15.00%–17.00%
Goal #8: Debt to Undepreciated Book Value	Maintain the Company’s leverage profile	15.00%–17.00%
Goal #9: Return on Assets	Return on assets	3.75%–4.25%
Goal #10: RevPAR Growth	Growth to revenue per available room, or RevPAR	3.75%–4.25%

For each of the Company’s Ten Goals, the Compensation Committee established four achievement levels—“Threshold,” “Target,” “High” and “Superior,” and for each achievement level, a corresponding multiple of base salary for each NEO. For each of the components, the amount granted or paid to the applicable NEO was the product of (a) his base salary, (b) the weighting for that component, (c) the multiple corresponding to the level of achievement and (d) the Compensation Committee’s subjective assessment as to whether the NEO’s performance warranted an increase or decrease.

46	Sunstone Hotel Investors

COMPENSATION DISCUSSION AND ANALYSIS

Each of the Ten Goals is further discussed below.

Goals 1, 2 and 3 – Relative Total Stockholder Return. RSR was measured in one, three and five year periods ending on the last trading day in 2018. We calculated RSR as the increase (or decrease) in the price of the Company’s common stock on the NYSE as of the last trading day in 2018 over the price of the Company’s common stock on the NYSE as of the last trading day in 2017, 2015 and 2013, as applicable, plus dividends paid and reinvested on the Company’s common stock during the applicable period, relative to an equally‑weighted total stockholder return index consisting of DiamondRock Hospitality Company, Host Hotels & Resorts, Inc., Pebblebrook Hotel Trust and RLJ Lodging Trust, all of which have asset quality and leverage levels most comparable to that of the Company. In 2018, the Compensation Committee added Pebblebrook Hotel Trust and RLJ Lodging Trust to the Company’s peer index due to several factors including, but not limited to, size, geography, portfolio characteristics, management reputation, balance sheet and investor base. LaSalle Hotel Properties was removed from the index following the completed merger with Pebblebrook Hotel Trust. The Compensation Committee determined that for fiscal year 2018, the range for each of the RSR components should be as follows:

	1-Year	3-Year	5-Year
	RSR	RSR	RSR
Threshold	90.0%	90.0%	90.0%
Target	100.0%	100.0%	100.0%
High	110.0%	110.0%	110.0%
Superior	120.0%	120.0%	120.0%
Achieved	101.2%	200.8%	3,621.4%

Goals 4, 5 and 6 – Absolute Total Stockholder Return. TSR was measured in one, three and five year periods ending on the last trading day in 2018. We calculated TSR as the increase (or decrease) in the price of the Company’s common stock on the NYSE as of the last trading day in 2018 over the price of the Company’s common stock on the NYSE as of the last trading day in 2017, 2015 and 2013, as applicable, plus dividends paid and reinvested on the Company’s common stock during the applicable period.

	1-Year	3-Year	5-Year
	TSR	TSR	TSR
Threshold	7.0%	7.0%	7.0%
Target	9.0%	9.0%	9.0%
High	11.0%	11.0%	11.0%
Superior	13.0%	13.0%	13.0%
Achieved	(17.3)%	6.2%	5.1%

Goal 7 – Adjusted Funds From Operations Attributable to Common Stockholders Per Share. The primary objective of the adjusted funds from operations (“AFFO”), per share component was to measure management’s ability to oversee the financial performance of the Company. The Company’s AFFO targets for 2018 were lower than the 2017 targets, which is consistent with the Company’s strategy of selling non Long-Term Relevant Real Estate® and building cash and liquidity in the short-term in order to redeploy those proceeds in the future and drive long-term stockholder value.

2019 Proxy Statement	47

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee determined that for fiscal year 2018, the range for the AFFO, per share component should be as follows:

AFFO
Per Share (1)
Threshold	$1.04
Target	$1.08
High	$1.12
Superior	$1.16
Achieved	$1.17

(1)

We compute the AFFO per share component by adjusting Funds From Operations (“FFO”), which we calculate in accordance with standards established by the National Association of Real Estate Investment Trusts, for certain non-cash or non-recurring items. AFFO is then divided by our weighted average share count, including those shares associated with unvested restricted stock awards, for the year ended December 31, 2018. Refer to “Non-GAAP Financial Measures” in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10‑K for the year ended December 31, 2018.

Goal 8 – Debt to Undepreciated Book Value. The primary objective of this component was to measure the Company’s leverage levels against its long-term credit objectives of maintaining adequate financial flexibility and balance sheet capacity. The debt to asset value was calculated as the ratio of the Company’s total debt to the Company’s reported undepreciated book asset value for fiscal year ended 2018. This component was calculated by dividing the Company’s indebtedness by the Company’s reported 2018 undepreciated book asset value for all hotels owned as of December 31, 2018.

The Compensation Committee determined that for fiscal year 2018, the range for the leverage ratio component should be as follows:

Debt to
Undepreciated
Book Value
Threshold	32.5%
Target	30.0%
High	27.5%
Superior	25.0%
Achieved	23.4%

Goal 9 – Return on Assets. The primary objective of the return on assets component was to measure the financial performance of the Company’s gross investment in hotels, joint ventures and related businesses owned for the entire subject year. Any intra‑year acquisitions or dispositions are excluded from the calculation. Return on assets is calculated as In Place Adjusted Hotel EBITDA/In Place Assets, where:

•In Place Adjusted Hotel EBITDA is equal to the sum of all corporate earnings before interest, taxes, depreciation and amortization, or EBITDA, from hotels owned for the entire subject year, joint venture interests and other related businesses, and excludes corporate overhead, non-recurring charges and interest income, but includes any performance guaranty payments; and

•In Place Assets is equal to the gross investment in hotel properties, joint ventures and other related businesses (in service and before depreciation) as of December 31 of the preceding year and owned for the entire subject year.

48	Sunstone Hotel Investors

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee determined that for fiscal year 2018, the range for the return on assets component should be as follows:

Return on
Assets
Threshold	7.25%
Target	7.50%
High	8.00%
Superior	8.25%
Achieved	8.31%

Goal 10 – RevPAR Growth. The primary objective of this component was to measure the Company’s reported property-level revenue growth per available room, or RevPAR, in 2018 as compared to 2017.

RevPAR
Growth
Threshold	(1.0)%
Target	—%
High	2.0%
Superior	3.0%
Achieved	2.8%

Individual Performance. The primary objective of this component was to drive individual performance and to ensure accountability with respect to individual performance throughout the calendar year. Each of the NEOs had individualized goals for 2018 as follows:

•Mr. Arabia was responsible for achievement of certain corporate, financial, strategic and operational objectives, including overall execution of the Company’s business plan.

•Mr. Giglia’s goals included maintaining the Company’s leverage levels, extending maturities and directing the accounting and tax functions.

•Mr. Hoffman’s goals consisted of continuing to execute on plans to maximize the long‑term value of each Company hotel property through oversight of hotel operations and by facilitating the execution of value‑enhancing renovations.

•Mr. Springer’s goals generally included implementing the Company’s portfolio management objectives, including enhancing the Company’s portfolio quality through acquisitions and dispositions.

•Mr. Klein’s goals generally included advising senior management on, and managing the process for, all transactions, overseeing legal proceedings, advising on labor matters, and assessing and advising on the Company’s corporate governance and risk management policies.

Additionally, each NEO’s individual performance was determined in part based on the NEO’s contribution towards advancing the Company’s strategy of owning a portfolio of Long-Term Relevant Real Estate®, as well as the preparation for and implementation of ESG initiatives in 2019.

The Compensation Committee set values for each of the above individual goals. Each NEO’s individual performance is calculated by multiplying the fraction of points received out of the total possible points (100), multiplied by their respective superior multiplier value.

2019 Proxy Statement	49

COMPENSATION DISCUSSION AND ANALYSIS

2018 Awards. To determine the actual incentive awards payable to each NEO, in February 2019, the Compensation Committee reviewed and assessed the performance of the Company and each NEO in comparison to the subjective and objective performance measures established in 2018 and described above. No bonus was awarded with respect to any component if performance for such component was below Threshold. Results were interpolated between the levels of Threshold, Target, High and Superior.

Cash Incentive Bonuses. The following table summarizes all of the components of the cash incentive bonus with respect to fiscal year 2018 for each NEO (dollar values rounded to the nearest whole dollar). For Mr. Arabia, the cash bonus reflects the product of base salary multiplied by the weighting of each goal and the interpolated achieved goal multiplier (threshold – 100%; target – 150%; high – 225%; superior (maximum) – 275%). For Messrs. Giglia, Hoffman & Springer, the cash bonus reflects the product of base salary multiplied by the weighting of each goal and the interpolated achieved goal multiplier (threshold – 75%; target – 100%; high – 150%; superior (maximum) – 175%). For Mr. Klein, the cash bonus reflects the product of base salary multiplied by the weighting of each goal and the interpolated achieved goal multiplier (threshold – 60%; target – 85%; high – 95%; superior (maximum) – 110%).

	John V.	Bryan A.	Marc A.	Robert C.	David M.
Goal	Arabia	Giglia	Hoffman	Springer	Klein
Goal #1: One Year Relative Total Stockholder Return	$86,376	$32,879	$37,576	$29,628	$18,489
Goal #2: Three Year Relative Total Stockholder Return	149,746	54,410	62,183	49,029	23,607
Goal #3: Five Year Relative Total Stockholder Return	149,746	54,410	62,183	49,029	23,607
Goal #4: One Year Absolute Total Stockholder Return	—	—	—	—	—
Goal #5: Three Year Absolute Total Stockholder Return	—	—	—	—	—
Goal #6: Five Year Absolute Total Stockholder Return	—	—	—	—	—
Goal #7: AFFO	359,391	130,585	149,240	117,670	56,657
Goal #8: Debt to Undepreciated Book Value	359,391	130,585	149,240	117,670	56,657
Goal #9: Return on Assets	89,848	32,646	37,310	29,418	14,164
Goal #10: RevPAR Growth	86,580	31,714	36,244	28,577	13,778
Individual Performance	294,912	156,702	169,761	136,791	87,818
Total Cash Incentive Bonus	$1,575,989	$623,932	$703,738	$557,812	$294,777

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COMPENSATION DISCUSSION AND ANALYSIS

Equity Incentive Awards. The following table summarizes all of the components of the equity incentive award with respect to fiscal year 2018, granted in February 2019, for each NEO (dollar values rounded to the nearest whole dollar). For Mr. Arabia, the equity incentive award reflects the product of base salary multiplied by the weighting of each goal and the interpolated achieved goal multiplier (threshold – 150%; target – 275%; high – 325%; superior (maximum) – 425%). For Messrs. Giglia, Hoffman & Springer, the equity incentive award reflects the product of base salary multiplied by the weighting of each goal and the interpolated achieved goal multiplier (threshold – 150%; target – 200%; high – 250%; superior (maximum) – 300%). For Mr. Klein, the equity incentive award reflects the product of base salary multiplied by the weighting of each goal and the interpolated achieved goal multiplier (threshold – 110%; target – 135%; high – 160%; superior (maximum) – 210%).

	John V.	Bryan A.	Marc A.	Robert C.	David M.
Goal	Arabia	Giglia	Hoffman	Springer	Klein
Goal #1: One Year Relative Total Stockholder Return	$152,877	$63,971	$73,110	$57,644	$29,589
Goal #2: Three Year Relative Total Stockholder Return	231,426	93,275	106,600	84,050	45,068
Goal #3: Five Year Relative Total Stockholder Return	231,426	93,275	106,600	84,050	45,068
Goal #4: One Year Absolute Total Stockholder Return	—	—	—	—	—
Goal #5: Three Year Absolute Total Stockholder Return	—	—	—	—	—
Goal #6: Five Year Absolute Total Stockholder Return	—	—	—	—	—
Goal #7: AFFO	555,422	223,860	255,840	201,720	108,163
Goal #8: Debt to Undepreciated Book Value	555,422	223,860	255,840	201,720	108,163
Goal #9: Return on Assets	138,855	55,965	63,960	50,430	27,041
Goal #10: RevPAR Growth	132,321	54,100	61,828	48,749	25,753
Individual Performance	455,773	268,632	291,018	234,500	167,653
Total Equity Incentive Bonus (1)	$2,453,521	$1,076,938	$1,214,796	$962,863	$556,498

(1)

To determine the number of restricted shares granted to each NEO, the applicable total dollar amount was divided by the average closing price of the Company’s stock over the 20 trading days ending three trading days prior to the grant date. Accordingly, based on a grant date of February 8, 2019 and the average closing price of the Company’s common stock over the 20 trading days ending three trading days prior to such date (which average price was $14.01), Messrs. Arabia, Giglia, Hoffman, Springer and Klein were granted 175,126, 76,869, 86,709, 68,727 and 39,721 shares of restricted common stock, respectively.

2019 Proxy Statement	51

COMPENSATION DISCUSSION AND ANALYSIS

The tables above also reflect that the Compensation Committee’s allocation between cash and equity incentive compensation was designed to award more than half of each NEO’s annual incentive compensation in equity to further the objectives of fostering executive ownership and the alignment of each executive’s interests with those of stockholders. One‑third of the number of shares granted will vest on each of February 8, 2020, 2021 and 2022, subject to the holder’s continued employment (including accelerated vesting in certain circumstances, as discussed below in the table “—Potential Payments Upon Termination or Change in Control”).

Benefits and Perquisites. Our benefit programs are based on an assessment of competitive market factors, and a determination of what is needed to attract and retain qualified executives. Our primary benefits for executives include participation in our broad-based plans at the same cost and on the same terms as other employees. These plans include a tax qualified 401(k) savings plan (with safe harbor contributions equal to 3% of a participant’s pay up to $8,250), a profit-sharing plan (with Company contributions deposited directly into a participant’s 401(k) plan), health, dental and vison insurance plans, term life insurance and disability coverage.

The Company does not provide non‑qualified deferred compensation or pension benefits to any of its employees, including its NEOs.

Peer Group Information. The Compensation Committee uses comparison data from various companies in certain peer groups as a guide in its review and determination of base salaries, annual cash bonuses and restricted stock awards for its executive officers, including the NEOs. During 2017 and 2018, the Compensation Committee reviewed peer group data provided by its independent compensation consultant, FPL, in the 2017 FPL report, to assist in its determination regarding compensation for our NEOs for 2018. The Compensation Committee evaluates our performance and determines whether the compensation elements and levels that we provide to our executive officers, including our NEOs, are generally appropriate relative to the compensation elements and levels provided to their counterparts at our peer companies, in light of our performance relative to our peers and in light of each executive officer’s contribution to our performance.

In 2018, the Compensation Committee, based on the information provided by the 2017 FPL report, determined the composition of our peer groups. The peer groups selected and used by the Compensation Committee are all public real estate companies and are divided into two groups: hotel REIT peers and size/geographic peers. Each peer group is discussed and identified below:

•Hotel REIT Peer Group. This peer group consisted of 11 public hospitality REITs that the Company and FPL consider to be the most relevant peer group against which to review compensation for NEOs, as they are all lodging-focused, self-managed, REITs. This peer group had total capitalization ranging from approximately $2.3 billion to $17.9 billion (as of September 30, 2017), compared to the Company’s consolidated total capitalization of $4.8 billion (as of September 30, 2017).

•Size/Geographic‑Based Peer Group. This peer group consisted of 12 public real estate companies, four of which have corporate headquarters located within the state of California. This peer group focuses on a variety of asset classes, but based on a combination of business focus, size and geography, the companies were viewed by FPL as comparable. This peer group had total capitalization ranging from approximately $2.6 billion to $8.2 billion (as of September 30, 2017), compared to the Company’s consolidated total capitalization of $4.8 billion (as of September 30, 2017).

52	Sunstone Hotel Investors

COMPENSATION DISCUSSION AND ANALYSIS

Hotel REIT Peer Group	Size/Geographic‑Based Peer Group
Apple Hospitality REIT, Inc.	Acadia Realty Trust
Chesapeake Lodging Trust	Apple Hospitality REIT, Inc.
DiamondRock Hospitality Company	Choice Hotels International, Inc.
Hersha Hospitality Trust	Columbia Property Trust, Inc.
Host Hotels & Resorts, Inc.	Cousins Properties Incorporated
LaSalle Hotel Properties (1)	DCT Industrial Trust, Inc.
Park Hotels & Resorts, Inc.	Hudson Pacific Properties, Inc.
Pebblebrook Hotel Trust	PS Business Parks, Inc.
RLJ Lodging Trust	Retail Opportunity Investments Corp.
Ryman Hospitality Properties, Inc.	Ryman Hospitality Properties, Inc.
Xenia Hotels & Resorts, Inc.	Sabra Health Care REIT, Inc.
Summit Hotel Properties, Inc.

(1)	LaSalle Hotel Properties was removed from the Company’s Hotel REIT Peer Group at the end of 2018, following its merger with Pebblebrook Hotel Trust.

The peer group compensation analysis prepared by FPL in 2018 was utilized by our Compensation Committee to review and make informed decisions regarding our NEO compensation for 2019.

2019 Proxy Statement	53

COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

The following is a report by the Company’s Compensation Committee regarding the Company’s executive officer compensation program.

The Compensation Committee of the Board of Directors of Sunstone Hotel Investors, Inc. (the “Company”) has reviewed and discussed the Compensation Discussion and Analysis contained in the proxy statement of the Company for the 2019 annual meeting of stockholders, or the CD&A, with management of the Company. Based on the Compensation Committee’s review of the CD&A and the Compensation Committee’s discussions of the CD&A with management, the Compensation Committee recommended to the Board of Directors (and the Board of Directors has approved) that the CD&A be included in the Company’s proxy statement on Schedule 14A prepared in connection with the annual meeting.

COMPENSATION COMMITTEE:

Andrew Batinovich, Chair
Thomas A. Lewis, Jr.
Murray J. McCabe
Douglas M. Pasquale

March 20, 2019

54	Sunstone Hotel Investors

EXECUTIVE COMPENSATION

The Summary Compensation Table below shows compensation information about our principal executive officer, our principal financial officer and the three other most highly compensated officers as of December 31, 2018. As required by SEC rules, the compensation amounts listed below include noncash items such as the grant date fair value of equity awards.

SUMMARY COMPENSATION TABLE

					Non-Equity
Name and					Incentive Plan	All Other
Principal				Stock	Compensation	Compensation
Position	Year	Salary ($)	Bonus ($) (1)	Awards ($) (2)	($) (3)	($) (4)	Total ($)
John V. Arabia	2018	768,029	—	2,509,556	1,575,989	292,275	5,145,849
President and	2017	750,000	—	2,602,924	1,799,031	256,569	5,408,524
CEO	2016	748,269	—	2,510,990	1,574,907	375,661	5,209,827
Bryan A. Giglia	2018	465,938	—	1,101,533	623,932	141,585	2,332,988
EVP - CFO	2017	454,038	—	1,138,516	704,492	122,896	2,419,942
	2016	429,654	—	1,062,625	601,434	155,460	2,249,173
Marc A. Hoffman	2018	532,500	—	1,242,540	703,738	163,102	2,641,880
EVP - COO	2017	520,000	—	1,251,994	766,133	153,452	2,691,579
	2016	519,654	—	1,232,399	688,316	206,974	2,647,343
Robert C. Springer	2018	419,856	—	984,858	557,812	133,327	2,095,853
EVP - CIO	2017	409,423	—	987,149	604,067	116,637	2,117,276
	2016	394,654	—	976,127	552,480	173,507	2,096,768
David M. Klein	2018	343,053	—	569,202	294,777	69,358	1,276,390
SVP - General	2017	334,231	267,750	525,888	24,454	44,747	1,197,070
Counsel	2016	146,596	315,000	—	—	151,840	613,436

(1)	The amounts in this column represent the minimum cash incentive bonus to which Mr. Klein was entitled for fiscal years 2016 and 2017 pursuant to the terms of his employment agreement.
(2)

The amounts in this column represent the grant date fair value of the equity incentive awards granted to the NEO in 2017, 2018 and 2019, in connection with the satisfaction of performance criteria related to fiscal years 2016, 2017 and 2018, respectively, as prescribed by Accounting Standards Codification Topic 718, Compensation—Stock Compensation (referred to herein as ASC Topic 718). For more information, please see footnote 11 to our audited financial statements contained in our Annual Report on Form 10‑K for 2018. The amounts reported for 2016 revise the amounts previously disclosed in our Summary Compensation Table contained in our proxy statements filed with the Securities and Exchange Commission in 2017 and 2018.

(3)	The amounts in this column represent the annual cash incentive bonus earned for the fiscal year and paid in the first fiscal quarter of the following year.
(4)	As noted in the table below, “All Other Compensation” included the following amounts for fiscal year 2018:

	Company Safe
	Harbor and	Dividends Paid on	Employer Matching	Guaranteed Term	Health Club
	Profit-Sharing to	Awarded but Unvested	Charitable	Life Insurance	Membership
Name	401(k) Plan ($)	Stock Awards ($)	Contributions ($)	Premium ($)	Fees ($)	Total ($)
John V. Arabia	36,500	254,555	—	450	770	292,275
Bryan A. Giglia	36,500	99,675	5,000	300	110	141,585
Marc A. Hoffman	36,500	123,852	—	1,980	770	163,102
Robert C. Springer	36,500	90,757	5,000	300	770	133,327
David M. Klein	36,500	26,988	4,650	450	770	69,358

2019 Proxy Statement	55

2018 GRANTS OF PLAN-BASED AWARDS

The following table sets forth the information with respect to plan‑based awards granted to the NEOs in 2018.

2018 GRANTS OF PLAN-BASED AWARDS TABLE

						All Other
						Stock
						Awards:	Grant Date
						Number of	Fair Value
		Estimated Future Payouts Under				Shares of	of Stock
		Non-Equity Incentive Plan Awards (1)				Stock or	and Option
	Grant	Threshold	Target	High	Superior	Units	Awards
Name	Date	($)	($)	($)	($)	(#) (2)	($) (3)
John V. Arabia	2/09/2018					164,326	2,602,924
	n/a	768,750	1,153,125	1,729,687	2,114,062
Bryan A. Giglia	2/09/2018					71,876	1,138,516
	n/a	349,781	466,375	699,563	816,156
Marc A. Hoffman	2/09/2018					79,040	1,251,994
	n/a	399,750	533,000	799,500	932,750
Robert C. Springer	2/09/2018					62,320	987,149
	n/a	315,188	420,250	630,375	735,438
David M. Klein	2/09/2018					33,200	525,888
	n/a	206,025	291,869	326,206	377,712

(1)

Under our annual incentive plan, we pay a cash award for performance in February following the performance year if the performance criteria related to a cash award have been satisfied in the performance year. The actual amounts of the fiscal year 2018 performance cash awards are shown in the Summary Compensation Table in the “Non‑Equity Incentive Plan Compensation” column. The Threshold, Target, High and Superior award opportunities shown under this heading are for 2018 performance and are a multiple of each NEO’s base salary in 2018. See “Compensation Discussion and Analysis—2018 Compensation Decisions (Annual Cash Incentive Bonuses and Annual Equity Incentive Awards)” for a detailed description of the annual cash incentive bonuses.

(2)

Under our annual incentive plan, we grant an award of restricted shares of common stock under our LTIP in February following the performance year if the criteria related to the award of restricted stock has been satisfied in the performance year. The amounts in this column represent awards of restricted stock granted in 2018 in connection with the satisfaction of performance criteria related to fiscal year 2017. See “Compensation Discussion and Analysis—2018 Compensation Decisions (Annual Cash Incentive Bonuses and Annual Equity Incentive Awards)” for a detailed description of the annual award of restricted stock granted with respect to 2018 services.

(3)

The grant date fair value for each of the time‑based restricted stock awards equals the number of shares of restricted stock multiplied by the closing common stock price on the NYSE of $15.84 on the date of the grant (February 9, 2018), computed in accordance with ASC Topic 718. For more information, please see footnote 11 to our audited financial statements contained in our Annual Report on Form 10‑K for 2018.

56	Sunstone Hotel Investors

OUTSTANDING EQUITY AWARDS AT 2018 FISCAL YEAR END

The following table sets forth information with respect to outstanding restricted stock awards held by the NEOs as of December 31, 2018.

OUTSTANDING EQUITY AWARDS AT 2018 FISCAL YEAR END TABLE

	Stock Awards
	Number of	Market Value of
	Shares of Stock That	Shares of Stock That
Name	Have Not Vested (#) (1)	Have Not Vested ($) (2)
John V. Arabia	345,512	4,495,111
Bryan A. Giglia	144,585	1,881,051
Marc A. Hoffman	169,065	2,199,536
Robert C. Springer	129,060	1,679,071
David M. Klein	54,776	712,636

(1)	The restricted stock awards are scheduled to vest as set forth below.

Grant Date	Vesting Date	John V. Arabia	Bryan A. Giglia	Marc A. Hoffman	Robert C. Springer	David M. Klein
2/18/2016	2/18/2019	70,547	25,888	35,723	23,730	—
2/17/2017	2/17/2019	55,320	23,411	27,151	21,505	10,788
2/17/2017	2/17/2020	55,319	23,410	27,151	21,505	10,788
2/09/2018	2/09/2019	54,777	23,960	26,348	20,774	11,067
2/09/2018	2/09/2020	54,775	23,958	26,346	20,773	11,067
2/09/2018	2/09/2021	54,774	23,958	26,346	20,773	11,066
		345,512	144,585	169,065	129,060	54,776
(2)	The market value of the unvested restricted shares of common stock is based on the closing common stock price of $13.01 on the NYSE on December 31, 2018.

2019 Proxy Statement	57

2018 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information with respect to the vesting of restricted stock in 2018 for each NEO. The number of shares acquired on vesting and the value of those shares do not reflect the withholding of shares to satisfy federal and state income tax withholdings. No NEO held stock options or exercised any stock options during 2018.

	Number of Shares	Value
	Acquired on	Realized Upon
Name	Exercise or Vesting (#)	Exercise or Vesting ($) (1)
John V. Arabia	168,345	2,622,903
Bryan A. Giglia	61,752	964,462
Marc A. Hoffman	79,789	1,246,326
Robert C. Springer	56,360	880,202
David M. Klein	10,789	168,093

(1)	Value realized upon vesting is calculated as the gross number of shares vested in February 2018 multiplied by the closing stock price on the vesting date on the NYSE ranging from $15.46 to $15.77.

58	Sunstone Hotel Investors

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Our Named Executive Officers’ employment agreements, which provide for certain payments and/or benefits upon a qualifying termination of employment and/or in connection with a change in control, are described below. We believe that job security and terminations of employment are causes of significant concern and uncertainty for senior executives and that providing protections to our NEOs in these contexts is therefore appropriate in order to alleviate these concerns and allow the executives to remain focused on their duties and responsibilities to our company in all situations.

The following table summarizes the amounts that we would have been required to pay to each of Messrs. Arabia, Giglia, Hoffman, Springer, and Klein in connection with the events listed below assuming such events occurred on December 31, 2018. The table does not include payments due upon the non-renewal of the NEO’s employment agreement since non-renewal cannot occur on December 31, 2018 and can only occur upon the expiration of the existing employment agreements (i.e., March 31, 2019), in which case payment would be made in the amounts delineated in the employment agreement summaries below.

	Severance		Health Insurance		Unvested Stock
Name	Amount ($)		Coverage ($)		Awards ($)		Total ($)
John V. Arabia
By Company for “Cause”	—		—		—		—
By Executive w/o “Good Reason”	—		—		—		—
By Executive with “Good Reason”	8,856,468	(1)	23,382	(2)	2,350,178	(3)	11,230,028
By Company w/o “Cause”	8,856,468	(1)	23,382	(2)	2,350,178	(3)	11,230,028
Death or Disability	1,921,875	(4)	23,382	(2)	4,495,111	(5)	6,440,368
Upon a Change in Control	—		—		4,495,111	(5)	4,495,111
By Executive for “Good Reason” or by Company w/o “Cause” upon a Change in Control	8,856,468	(1)	23,382	(2)	4,495,111	(5)	13,374,961
Bryan A. Giglia
By Company for “Cause”	—		—		—		—
By Executive w/o “Good Reason”	—		—		—		—
By Executive with “Good Reason”	2,808,109	(1)	33,917	(2)	953,100	(3)	3,795,126
By Company w/o “Cause”	2,808,109	(1)	33,917	(2)	953,100	(3)	3,795,126
Death or Disability	932,750	(4)	33,917	(2)	1,881,051	(5)	2,847,718
Upon a Change in Control	—		—		1,881,051	(5)	1,881,051
By Executive for “Good Reason” or by Company w/o “Cause” upon a Change in Control	2,808,109	(1)	33,917	(2)	1,881,051	(5)	4,723,077
Marc A. Hoffman
By Company for “Cause”	—		—		—		—
By Executive w/o “Good Reason”	—		—		—		—
By Executive with “Good Reason”	3,131,266	(1)	29,565	(2)	1,160,778	(3)	4,321,609
By Company w/o “Cause”	3,131,266	(1)	29,565	(2)	1,160,778	(3)	4,321,609
Death or Disability	1,066,000	(4)	29,565	(2)	2,199,536	(5)	3,295,101
Upon a Change in Control	—		—		2,199,536	(5)	2,199,536
By Executive for “Good Reason” or by Company w/o “Cause” upon a Change in Control	3,131,266	(1)	29,565	(2)	2,199,536	(5)	5,360,367
Robert C. Springer
By Company for “Cause”	—		—		—		—
By Executive w/o “Good Reason”	—		—		—		—
By Executive with “Good Reason”	2,468,884	(1)	39,239	(2)	858,777	(3)	3,366,900
By Company w/o “Cause”	2,468,884	(1)	39,239	(2)	858,777	(3)	3,366,900
Death or Disability	840,500	(4)	39,239	(2)	1,679,071	(5)	2,558,810
Upon a Change in Control	—		—		1,679,071	(5)	1,679,071
By Executive for “Good Reason” or by Company w/o “Cause” upon a Change in Control	2,468,884	(1)	39,239	(2)	1,679,071	(5)	4,187,194
David M. Klein
By Company for “Cause”	—		—		—		—
By Executive w/o “Good Reason”	—		—		—		—
By Executive with “Good Reason”	1,563,027	(1)	40,243	(2)	284,334	(3)	1,887,604
By Company w/o “Cause”	1,563,027	(1)	40,243	(2)	284,334	(3)	1,887,604
Death or Disability	635,244	(4)	40,243	(2)	712,636	(5)	1,388,123
Upon a Change in Control	—		—		712,636	(5)	712,636
By Executive for “Good Reason” or by Company w/o “Cause” upon a Change in Control	1,563,027	(1)	40,243	(2)	712,636	(5)	2,315,906

2019 Proxy Statement	59

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

(1)

Pursuant to the terms of each NEO’s employment agreement, if the executive’s employment with the Company is terminated by the Company without cause or by the executive for good reason, the severance payment is the sum of the following: (A) (1) earned but unpaid base salary, (2) accrued but unpaid vacation pay through the date of termination, and (3) any vested amounts due under any plan, program or policy of the Company, to the extent not previously paid (if any) (together, the “Accrued Obligations”); and (B) a severance amount equal to the sum of: (1) two (three for Mr. Arabia) times the sum of (i) the executive’s base salary in effect on the date of termination (which was $768,750, $466,375, $533,000, $420,250 and $343,375 for Messrs. Arabia, Giglia, Hoffman, Springer and Klein, respectively), and (ii) the greater of (x) the target annual cash bonus (which was $1,153,125, $466,375, $533,000, $420,250 and $291,869 for Messrs. Arabia, Giglia, Hoffman, Springer and Klein, respectively) and (y) the actual annual cash bonus paid to the executive in respect of the last full calendar year immediately preceding the date of termination (which was $1,799,031, $704,492, $766,133, $604,067 and $292,204 for Messrs. Arabia, Giglia, Hoffman, Springer and Klein, respectively), and (2) any annual cash bonus required to be paid for any fiscal year of the Company that ends on or before the date of termination, to the extent not previously paid (if any) and (3) a pro rata portion of the annual cash bonus for the partial fiscal year in which the date of termination occurs, determined by multiplying the target annual cash bonus ($1,153,125, $466,375, $533,000, $420,250 and $291,869 for Messrs. Arabia, Giglia, Hoffman, Springer and Klein, respectively) by a fraction, the numerator of which is the number of days elapsed in the calendar year through the date of termination and the denominator of which is 365. The severance figure in the table does not include any Accrued Obligations.

(2)

Pursuant to the terms of each NEO’s employment agreement, the Company shall provide group health coverage for the executive and his eligible family members for a period of up to 18 months after termination. The health insurance coverage amount reflects 18 months of monthly premium totaling $23,382, $33,917, $29,565, $39,239 and $40,243 for Messrs. Arabia, Giglia, Hoffman, Springer and Klein, respectively.

(3)

Pursuant to the terms of each NEO’s employment agreement, if the executive’s employment with the Company is terminated by the Company without cause or by the executive for good reason, the portion of any then-outstanding restricted stock and other equity awards which would have become vested and, as applicable, exercisable during the 12 month period immediately following the date of termination had the executive remained continuously employed by the Company during such period shall become immediately vested and, as applicable, exercisable. The remaining portion of any outstanding restricted stock and other equity awards that does not become vested and, as applicable, exercisable shall automatically be cancelled and forfeited, and the executive shall have no further interest therein. The unvested stock award figure in the table reflects 180,644, 73,259, 89,222, 66,009 and 21,855 restricted shares for Messrs. Arabia, Giglia, Hoffman, Springer and Klein, respectively, based on the closing common stock price of $13.01 on the NYSE as of December 31, 2018.

(4)

Pursuant to the terms of each NEO’s employment agreement, if the executive’s employment with the Company is terminated by reason of death or disability, he or, as appropriate, his estate or beneficiaries will be paid a severance amount equal to the sum of: (i) the Accrued Obligations, (ii) 100% of his annual base salary then in effect (which was $768,750, $466,375, $533,000, $420,250 and $343,375 for Messrs. Arabia, Giglia, Hoffman, Springer and Klein, respectively), (iii) a pro rata portion of the annual cash bonus for the partial fiscal year in which the date of termination occurs, determined by multiplying the target annual cash bonus ($1,153,125, $466,375, $533,000, $420,250 and $291,869 for Messrs. Arabia, Giglia, Hoffman, Springer and Klein, respectively) by a fraction, the numerator of which is the number of days elapsed in the calendar year through the date of termination and the denominator of which is 365, and (iv) any annual cash bonus required to be paid for any fiscal year of the Company that ends on or before the date of termination, to the extent not previously paid (if any). The severance figure in the table does not include any Accrued Obligations.

(5)

Pursuant to the terms of each NEO’s employment agreement, upon a change in control, or if the executive’s employment with the Company is terminated by reason of death or disability, or the executive’s employment with the Company is terminated by the Company without cause or by the executive for good reason upon a change in control, he or, as appropriate, his estate or beneficiaries will fully vest in all outstanding equity awards to the extent such outstanding awards were scheduled to vest solely based on the passage of time and the executive’s continued employment or service with the Company. The unvested stock award figure in the table reflects 345,512, 144,585, 169,065, 129,060 and 54,776 restricted shares for Messrs. Arabia, Giglia, Hoffman, Springer and Klein, respectively, based on the closing common stock price of $13.01 on the NYSE as of December 31, 2018.

60	Sunstone Hotel Investors

EMPLOYMENT AGREEMENTS

EMPLOYMENT AGREEMENTS (ARABIA, GIGLIA, HOFFMAN AND SPRINGER)

On January 27, 2017, we entered into employment agreements (the “Employment Agreements”) with the following NEOs: John Arabia, President and CEO, Bryan Giglia, Executive Vice President – Chief Financial Officer, Marc Hoffman, Executive Vice President – Chief Operating Officer, and Robert Springer, Executive Vice President – Chief Investment Officer, pursuant to which each of the Executives continue to be employed by the Company in their respective current positions. The Employment Agreements supersede and replace any employment, change in control and/or employment offer letter agreements previously entered into with the foregoing NEO.

The initial term of each Employment Agreement expired on March 31, 2018. Following the expiration of the initial term, the term of each Employment Agreement automatically was renewed, and will continue to be renewed for successive one-year periods on each anniversary of March 31, 2018, unless either party provides the other with thirty days written notice of intent not to renew the Employment Agreement.

The Employment Agreements reflect a 2017 annual base salary for Messrs. Arabia, Giglia, Hoffman and Springer of $750,000, $455,000, $520,000 and $410,000, respectively, and in each case, annual base salaries may be increased from time to time in the Company’s sole discretion. The 2018 annual base salaries for Messrs. Arabia, Giglia, Hoffman and Springer are reflected above in the Section titled “2018 Compensation Decisions.” In addition, under the Employment Agreements, each of the NEOs is eligible to receive an annual cash performance bonus based on the attainment of performance goals determined by the Company with a threshold level equal to 75% (100% for Mr. Arabia) of base salary, a target level equal to 100% (150% for Mr. Arabia) of base salary, a high level equal to 150% (225% for Mr. Arabia) of base salary, and a superior (maximum) level equal to 175% (275% for Mr. Arabia) of base salary, with no guaranteed minimum (and any award may equal zero in any given year).

Under the Employment Agreements, each of the NEOs is eligible to earn annual equity awards with a threshold level equal to 150% of base salary, a target level equal to 200% (275% for Mr. Arabia) of base salary, a high level equal to 250% (325% for Mr. Arabia) of base salary and a superior (maximum) level equal to 300% (425% for Mr. Arabia) of base salary, with no guaranteed minimum (and any award may equal zero in any given year). In the event that a change in control (as defined in the Employment Agreements) occurs during the term of the Employment Agreement, any outstanding Company equity awards will fully vest immediately prior to the occurrence of such Change in Control. Furthermore, the Employment Agreements provide that each of the NEOs is eligible to participate in welfare and fringe benefit plans, incentive plans and savings/retirement plans generally available to senior executives of the Company.

If the Company terminates the NEO’s employment without cause or the NEO terminates his employment for good reason, then (i) the NEO will receive a cash severance payment equal to the sum of: (A) two (three for Mr. Arabia) times the sum of: (x) the base salary in effect for the NEO on the date of termination, and (y) the greater of the NEO’s target annual bonus for the year in which the termination occurs and the actual annual bonus paid in respect of the last completed calendar year, (B) any earned but unpaid annual bonus for a prior fiscal year, and (C) a pro-rated bonus for the year in which the termination occurs (based on the NEO’s “target” bonus), (ii) all outstanding Company equity awards will vest to the extent such outstanding awards were scheduled to vest within the 12‑month period immediately following the date of termination, and (iii) the NEO will receive Company-paid continued health insurance coverage for himself and his eligible family members for up to 18 months following the termination date. The Company’s obligation to provide these severance payments and benefits is conditioned upon the NEO’s timely execution (and non-revocation) of a general release of claims.

If the Company terminates the NEO’s employment by reason of a non-renewal of the Employment Agreement upon the expiration of its term, and the NEO is willing and able, at the time of such non-renewal, to continue performing services during the renewal period, then, subject to the NEO’s timely execution (and non-revocation) of a general release of claims, the NEO will receive an amount equal to 50% of the sum of (i) the base salary in effect for the NEO on the date of termination and (ii) the NEO’s target annual bonus for the year in which the termination occurs. However, if such termination occurs on or within 12 months following a change in control, then the NEO will be

2019 Proxy Statement	61

EMPLOYMENT AGREEMENTS

provided with the same payments and benefits as if the NEO’s employment was terminated by the Company without cause or the NEO terminated his employment for good reason (as described above).

If the NEO’s employment is terminated by reason of death or disability, he or, as appropriate, his estate or beneficiaries, will be paid an amount equal to the sum of (i) 100% of his annual base salary then in effect, (ii) any earned but unpaid annual bonus for a prior fiscal year, and (iii) a pro-rated bonus for the year in which the death or disability occurs (based on the NEO’s “target” bonus). Additionally, all outstanding time-based vesting Company equity awards will vest and the NEO will receive Company-paid continued health insurance coverage for himself and/or his eligible family members for up to 18 months following the termination date.

Each Employment Agreement also includes certain restrictive covenants, including non-solicitation and non-disparagement covenants. In connection with entering into the Employment Agreements, each NEO also entered into an indemnification agreement with the Company providing that the Company will indemnify and advance expenses to him in the case of certain claims made against him by virtue of his position with the Company.

EMPLOYMENT AGREEMENT (KLEIN)

On April 18, 2016, we entered into an employment agreement with David Klein, which provided that Mr. Klein would serve as Senior Vice President and General Counsel of the Company. Mr. Klein’s employment and the term of the agreement commenced on July 1, 2016. The term of the agreement expired on March 18, 2018.

The agreement provided for a 2017 adjustment in annual base salary to $335,000, which was approved by the Compensation Committee. In addition, under the agreement Mr. Klein was eligible to receive an annual cash performance bonus based on the attainment of performance goals determined by the Company with a threshold level equal to 50% of base salary, a target level equal to 75% of base salary, a high level equal to 85% of base salary and a superior (maximum) level equal to 100% of base salary.

Under the agreement Mr. Klein was eligible to earn annual equity awards with a threshold level equal to 100% of base salary, a target level equal to 125% of base salary, a high level equal to 150% of base salary and a superior (maximum) level equal to 200% of base salary, with no guaranteed minimum. Furthermore, Mr. Klein was eligible to participate in welfare and fringe benefit plans, incentive plans and savings/retirement plans generally available to senior executives of the Company.

If the Company terminated Mr. Klein’s employment without cause or Mr. Klein terminated his employment for good reason, then (i) Mr. Klein would receive a cash severance payment in the amount described below, (ii) all outstanding Company equity awards granted to Mr. Klein would vest in full, and (iii) Mr. Klein would receive continued health insurance coverage for himself and his eligible family members. Mr. Klein’s cash severance payment would equal the sum of (i) the base salary he would have received had he remained employed from the termination date through March 18, 2018 (but if the termination occurred within 12 months following a change in control, this amount would be no less than his annual base salary) plus (ii) if the termination occurred following payment of the 2016 annual bonus but prior to the payment of the 2017 annual bonus, $267,750. The continued healthcare insurance coverage would end no later than March 18, 2018 (but, if the termination occurred within 12 months following a change in control, the coverage would continue until the one-year anniversary of the termination date). The Company’s obligation to provide these severance payments and benefits would be conditioned upon Mr. Klein’s timely execution (and non-revocation) of a general release of claims.

If Mr. Klein’s employment was terminated by reason of death or disability, he or, as appropriate, his estate or beneficiaries would be paid an amount equal to 100% of his annual base salary then in effect, all outstanding Company equity awards would vest (but only to the extent such outstanding awards were scheduled to vest within the 12-month period immediately following the date of termination) and he and his eligible family members would receive 12 months of Company-paid continued health insurance coverage.

On March 19, 2018, we entered into a new employment agreement with Mr. Klein pursuant to which Mr. Klein continues to be employed as Senior Vice President and General Counsel of the Company. The employment agreement supersedes and replaces Mr. Klein’s previous employment agreement.

62	Sunstone Hotel Investors

EMPLOYMENT AGREEMENTS

The initial term of the employment agreement is scheduled to expire on March 31, 2019, unless earlier terminated by either party. Following the expiration of the initial term, the term of the employment agreement will automatically renew for successive one-year periods on each anniversary of March 31, 2019 unless either party provides the other with notice of intent not to renew the employment agreement.

The employment agreement reflects a 2018 annual base salary for Mr. Klein of $343,375, which may be increased from time to time in the Company’s sole discretion. In addition, under the employment agreement, Mr. Klein is eligible to receive an annual cash performance bonus based on the attainment of performance goals determined by the Company with a threshold level equal to 60% of base salary, a target level equal to 85% of base salary, a high level equal to 95% of base salary, and a superior (maximum) level equal to 110% of base salary.

Under the employment agreement, Mr. Klein also is eligible to earn an annual equity award with a threshold level equal to 110% of base salary, a target level equal to 135% of base salary, a high level equal to 160% of base salary, and a superior (maximum) level equal to 210% of base salary, with no guaranteed minimum (and any award may equal zero in any given year). In the event that a change in control (as defined in the employment agreement) occurs during the term of the employment agreement, any outstanding Company equity awards will fully vest immediately prior to the occurrence of such Change in Control. Furthermore, the employment agreement provides that Mr. Klein is eligible to participate in welfare and fringe benefit plans, incentive plans and savings/retirement plans generally available to senior executives of the Company.

The employment agreement provides for the same severance payments and benefits upon a termination of employment as the Employment Agreements for the other NEOs (other than Mr. Arabia).

The employment agreement also includes certain restrictive covenants, including non-solicitation and nondisparagement covenants. In connection with entering into the employment agreement, Mr. Klein entered into an indemnification agreement with the Company providing that the Company will indemnify and advance expenses to him in the case of certain claims made against him by virtue of his position with the Company.

2019 Proxy Statement	63

PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S‑K, we are providing the following information regarding the relationship of the annual total compensation of our employees and the annual total compensation of John V. Arabia, our CEO. The pay ratio specified below is a reasonable estimate calculated in a manner that is intended to be consistent with Item 402(u) of Regulation S‑K.

For 2018, our last completed fiscal year:

•the median of the annual total compensation of all of our employees (other than our CEO) was $196,850; and

•the annual total compensation of our CEO, as reported in the Summary Compensation Table included above in this proxy statement, was $5,145,849.

Based on this information, for 2018, our CEO’s annual total compensation was 26.1 times that of the median of the annual total compensation of all of our employees (other than our CEO).

DETERMINING THE MEDIAN EMPLOYEE

Employee Population. We determined that, as of December 31, 2018, our employee population excluding our CEO consisted of 46 full-time employees and one part-time employee.

Methodology for Determining Our Median Employee. To identify the median employee from our employee population, we reviewed the annual base salary of each of our employees. For purposes of measuring the annual base salary of each employee, we selected the base salary paid to all employees, including our part-time employee, as the most appropriate measure of compensation, which was consistently applied to all of our employees. In identifying the median employee, we annualized the base salary for all full-time employees who were new-hires in 2018.

COMPENSATION MEASURE AND ANNUAL TOTAL COMPENSATION OF MEDIAN EMPLOYEE

With respect to the annual total compensation of the median employee, we identified and calculated the elements of such employee’s compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $196,850.

ANNUAL TOTAL COMPENSATION OF CEO

With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2018 Summary Compensation Table included in this Proxy Statement.

64	Sunstone Hotel Investors

DIRECTOR COMPENSATION

Based on its own analyses and on a report prepared by FPL in 2017 (discussed below), the Nominating and Corporate Governance Committee, together with all other members of the Board of Directors, approved the following compensation structure for our Board of Directors, which remained in place until December 31, 2018:

BOARD OF DIRECTORS MEMBER CASH AND EQUITY-BASED COMPENSATION

•$60,000 annual cash retainer paid to each member of our Board of Directors.

•$60,000 annual cash retainer paid to the Chairman of the Board of Directors.

•$20,000 annual cash retainer paid to the chair of each committee of the Board of Directors.

•$10,000 annual cash retainer paid to each member (other than the chairperson) of each committee of our Board of Directors.

•No meeting fees for Board of Director and committee meetings are paid unless, in the applicable 12‑month period, the aggregate number of Board of Director or committee meetings exceeds eight (in which case participant members of the Board of Directors or any committee will be paid $1,500 for each meeting in excess of eight).

•Directors are also entitled to reimbursement for expenses incurred in fulfilling their duties as our directors, and receive complimentary hotel rooms at our hotels and resorts when on personal travel.

•$100,000 annual stock retainer granted to each member of our Board of Directors.

•$60,000 annual stock retainer granted to the Chairman of the Board of Directors.

2018 INDEPENDENT DIRECTOR COMPENSATION

	Fees Earned or	Stock
Name	Paid in Cash ($) (1)	Awards ($) (2)	Total ($)
W. Blake Baird	70,000	103,263	173,263
Andrew Batinovich	90,000	103,263	193,263
Z. Jamie Behar	90,000	103,263	193,263
Thomas A. Lewis, Jr.	70,000	103,263	173,263
Murray J. McCabe	70,000	103,263	173,263
Douglas M. Pasquale	140,000	165,205	305,205
Keith P. Russell	90,000	103,263	193,263

(1)	The amounts in this column represent cash compensation earned by the director during 2018. Compensation for service on the Board of Directors and its committees is payable quarterly in arrears.
(2)

The amounts in this column represent the grant date fair value for grants of restricted stock made to the director in 2018 as prescribed by ASC Topic 718. For more information, please see footnote 11 to our audited financial statements contained in our Annual Report on Form 10‑K for 2018.

2019 Proxy Statement	65

DIRECTOR COMPENSATION

INDEPENDENT REVIEW OF DIRECTOR COMPENSATION

The Nominating and Corporate Governance Committee is responsible for reviewing and making recommendations to the Board of Directors on compensation and benefits for the independent directors. The Nominating and Corporate Governance Committee generally reviews the compensatory arrangement for the independent directors biennially. During the fourth quarter of 2017, FPL’s review (“2017 FPL Board Compensation Report”) detailed the 2016 director compensation programs (as disclosed in 2017 proxy statements) for two select groups of publicly‑traded REITs, comprised of (a) a hotel peer group consisting of 11 companies with implied, as of June 30, 2017, total capitalizations ranging from approximately $2.3 billion to $17.7 billion and (b) a size/geographic peer group consisting of 12 companies with implied, as of June 30, 2017, total capitalizations ranging from approximately $2.6 billion to $8.2 billion. Findings from the 2017 FPL Board Compensation Report were used to set the 2018 independent director compensation.

Based on the 2017 FPL report and current market trends, the Nominating and Corporate Governance Committee recommended that no additional changes were made to the independent directors’ compensation for 2019.

66	Sunstone Hotel Investors

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since the beginning of fiscal year 2018, we have not entered into any transaction and there are no currently proposed transactions, in which we were or are to be a participant, the amount involved exceeds $120,000, and any related person had or will have a direct or indirect material interest. We have adopted a written policy which provides that the approval of our Nominating and Corporate Governance Committee is required for any transaction involving us and any of our directors, officers or employees, or any entity in which any of our directors, officers or employees is employed or has an interest of more than 5%. Our Nominating and Corporate Governance Committee may take into account, among other factors it deems appropriate, due inquiries of disinterested members of management, disinterested directors and legal counsel.

2019 Proxy Statement	67

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and all persons who beneficially own more than 10% of the outstanding shares of our common stock to file reports of holdings and ownership changes with the SEC and the NYSE. Based solely on our review of the copies of such reports furnished to us, we believe that during 2018 all applicable filing requirements of our directors, executive officers and 10% beneficial owners were made on a timely basis.

68	Sunstone Hotel Investors

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

APPOINTMENT OF ERNST & YOUNG LLP

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The committee has appointed Ernst & Young LLP as our independent registered public accounting firm, who will audit our consolidated financial statements for 2018 and the effectiveness of our internal control over financial reporting as of December 31, 2019. This appointment has been submitted to you for your ratification. The committee and the Board of Directors believe that the continued retention of Ernst & Young LLP as our independent registered public accounting firm is in the best interests of the Company and its stockholders. If you do not ratify the appointment of Ernst & Young LLP, the committee will reconsider their appointment. Representatives of Ernst & Young LLP will attend the Annual Meeting, and will have an opportunity to speak and respond to your questions.

FEE INFORMATION

The aggregate fees billed for professional services provided by Ernst & Young LLP for 2018 and 2017 were as follows:

Description of Services	2018	2017
Audit Fees	$922,467	$980,970
Audit-Related Fees	55,000	55,000
Tax Fees	25,000	69,500
All Other Fees	1,995	1,895
Total Fees	$1,004,462	$1,107,365

In the above table, in accordance with the definitions of the Securities and Exchange Commission, “audit fees” are fees and expenses paid by us to Ernst & Young LLP for the audit of our consolidated financial statements included in our Annual Report on Form 10‑K and review of the unaudited financial statements included in our quarterly reports on Form 10‑Q or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, including in connection with public offerings of securities. “Audit fees” also include fees paid by us to Ernst & Young LLP for the audit of our internal control over financial reporting. In 2018 and 2017, audit fees, exclusive of out-of-pocket expenses, consisted primarily of $875,000 and $888,400, respectively, for the full‑year audit, quarterly reviews and the audit of our internal control over financial reporting and $46,000 and $91,000, respectively, for services related to statutory and regulatory filings and public offerings.

“Audit‑related Fees” are fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. Audit-related fees include $55,000 for an audit of one hotel required by the ground lessor in both 2018 and 2017. “Tax Fees” are fees billed by Ernst & Young LLP that relate to tax consulting and advisory services.

“All Other Fees” are fees billed by Ernst & Young LLP to us for any services not included in the first three categories.

2019 Proxy Statement	69

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AUDIT COMMITTEE PRE‑APPROVAL POLICIES AND PROCEDURES

Our Audit Committee has adopted a pre‑approval policy requiring that the Audit Committee pre‑approve all audit and permissible non‑audit services to be performed by Ernst & Young LLP. Any proposed service that has received pre‑approval but which will exceed pre‑approved cost limits will require separate pre‑approval by the Audit Committee. The Audit Committee has delegated to its chair the authority to grant the required approvals for all audit and permissible non‑audit services to be performed by Ernst & Young LLP, provided that the chair reports the details of the exercise of any such delegated authority at the next meeting of the Audit Committee. All services performed by the independent registered public accounting firm in 2018 were approved by the Audit Committee pursuant to its pre‑approval policy.

70	Sunstone Hotel Investors

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of Sunstone’s filings under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference.

The Audit Committee (the “Committee”) of the Board of Directors of Sunstone Hotel Investors, Inc. (“Sunstone” or the “Company”) is composed of three directors, each of whom meets the independence and other requirements of the New York Stock Exchange. Andrew Batinovich, Z. Jamie Behar and Keith P. Russell all qualify as “audit committee financial experts.”

Management of Sunstone has responsibility for preparing the Company’s financial statements, including the Company’s internal control over financial reporting. Ernst & Young LLP, acting as independent registered public accountants, is responsible for performing an audit of the Company’s annual consolidated financial statements in accordance with generally accepted accounting principles (GAAP) and for issuing a report on those statements. Ernst & Young LLP also reviews the Company’s interim financial statements in accordance with applicable auditing standards. Ernst & Young LLP also is responsible for auditing Sunstone’s effectiveness of internal controls over financial reporting and issuing a report thereon. The Committee is responsible for the integrity of the Company’s financial statements and internal control structure on behalf of the Board of Directors. The Committee met four times during 2018, including meetings regularly with Ernst & Young LLP and the internal auditor, both privately and with management present.

In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management and Ernst & Young LLP the audited financial statements for the year ended December 31, 2018 as well as the interim financial statements for the periods ended March 31, 2018, June 30, 2018 and September 30, 2018. These reviews included a discussion:

•of critical accounting policies of the Company;

•of the reasonableness of significant financial reporting estimates and judgments made in connection with the financial statements, including the quality (and not just acceptability) of the Company’s accounting policies;

•with the Company’s internal and independent auditors of the scope for their respective audits, the results of their respective reviews and their evaluations of the overall quality of the Company’s internal controls and financial reporting;

•of the written disclosures and the letter from Ernst & Young LLP that is required by the Public Company Accounting Oversight Board, or PCAOB, regarding the independent accountant’s communications with the Audit Committee concerning independence; and

•of the potential effects of regulatory and accounting initiatives on the Company’s financial statements.

The Committee has also discussed with the independent auditors the matters required to be discussed under PCAOB Auditing Standard No. 1301, “Communications with Audit Committees.” In addition, the Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent auditors the auditors’ independence from Sunstone and its management, including the matters in the written disclosures and letter required by applicable requirements of the PCAOB.

Among other matters, the Committee also:

•reviewed the level of fees paid and engaged the internal and independent auditor and appointed Ernst & Young LLP to serve in the capacity of independent auditor during 2018;

2019 Proxy Statement	71

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

•reviewed Ernst & Young’s performance, qualifications and quality control procedures;

•reviewed and approved the Company’s policy for the pre‑approval of audit and permitted non‑audit services by the independent auditor and reviewed and approved fees and services;

•consulted with management and Ernst & Young LLP with respect to the Company’s processes for risk assessment including meetings with the Chair of the Committee and the lead audit partner;

•reviewed significant legal developments which affect or could affect the Company;

•reviewed communications from and management’s responses to governmental agencies for matters of material significance;

•reviewed and approved the type and presentation of information, including earnings guidance, to be included in the Company’s earnings releases and financial supplemental disclosures; and

•reviewed and responded to any calls placed on the Sunstone Business Conduct and Ethics Line.

Members of the Committee are not full‑time employees of Sunstone and are not performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Members of the Committee necessarily rely on the information provided to them by management and the independent accountants. Accordingly, the Committee’s considerations and discussions referred to above do not ensure that the audit of the Company’s financial statements has been carried out in accordance with U.S. GAAP or that the Company’s auditors are in fact “independent.”

In reliance on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Committee charter, the Committee recommended to the Board of Directors the inclusion of the audited financial statements in Sunstone’s 2018 Annual Report on Form 10‑K for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:

Keith P. Russell, Chair
Andrew Batinovich
Z. Jamie Behar

March 20, 2019

72	Sunstone Hotel Investors

STOCKHOLDER PROPOSALS FOR THE 2020 ANNUAL MEETING

Stockholder proposals intended to be presented at the 2020 Annual Meeting pursuant to SEC Rule 14a-8 must be received by the Secretary of Sunstone no later than 5:00 p.m. Pacific Time November 21, 2019, to be considered for inclusion in our proxy statement and proxy card relating to the 2020 Annual Meeting. In addition, any stockholder who wishes to propose a nominee to the Board of Directors or submit any other matter to a vote at the 2020 Annual Meeting (other than a stockholder proposal included in our proxy materials pursuant to SEC Rule 14a-8) must deliver such information to our Secretary no earlier than October 24, 2019 and no later than 5:00 p.m. Pacific Time on November 22, 2019 and must comply with the other provisions and requirements of Article II, Section 2.11 of our then current bylaws, which are on file with the SEC and may be obtained from our Secretary upon request. Finally, any stockholder who wishes to propose a nominee to the Board of Directors for inclusion in our proxy materials for the 2020 Annual Meeting pursuant to our proxy access bylaw must deliver such information to our Secretary no earlier than October 24, 2019 and no later than 5:00 p.m. Pacific Time on November 22, 2019 and must comply with the other provisions and requirements of Article II, Section 2.16 of our then current bylaws, which are on file with the SEC and may be obtained from our Secretary upon request.

2019 Proxy Statement	73

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

The Board of Directors knows of no other matters to be presented for stockholder action at the Annual Meeting. If any other matters are properly presented at the meeting for action, it is intended that the persons named in the proxies will vote upon such matters in accordance with their discretion.

74	Sunstone Hotel Investors

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is or has been a former or current executive officer or employee of the Company. None of our executive officers served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a director or member of our Compensation Committee during the fiscal year ended December 31, 2018.

2019 Proxy Statement	75

OTHER INFORMATION

Sunstone will pay the cost of its proxy solicitation. We also expect that some of our employees may solicit Sunstone stockholders personally and by telephone. None of these employees will receive any additional or special compensation for doing this. We may engage the services of a proxy solicitation firm to assist in the solicitation of proxies. Sunstone will pay all costs associated with any engagement of a proxy solicitation firm, which we estimate would not exceed $25,000.

By Order of the Board of Directors

John V. Arabia
President, Chief Executive Officer and Director

Irvine, California
March 20, 2019

76	Sunstone Hotel Investors

PROXY

SUNSTONE HOTEL INVESTORS, INC.

200 Spectrum Center Drive, 21st Floor, Irvine, California 92618

This Proxy is being solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders to be held on May 3, 2019

The undersigned stockholder of Sunstone Hotel Investors, Inc., a Maryland corporation (“Sunstone”), hereby appoints Bryan A. Giglia and David M. Klein (the “Proxy Holders”), with full power of substitution, as proxy for the undersigned to attend and represent the undersigned at the annual meeting of stockholders of Sunstone to be held at 200 Spectrum Center Drive, 2nd Floor, Irvine, California 92618, at 8:30 a.m. (local time) on Friday, May 3, 2019, and any adjournment or postponement thereof (the “Annual Meeting”), and to cast on behalf of the undersigned all votes that the undersigned is entitled to vote at the Annual Meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting and of the accompanying Proxy Statement, the terms of which are hereby incorporated by reference, and revokes any proxy heretofore given with respect to such shares.

WHEN PROPERLY EXECUTED, THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS ON THIS PROXY. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3 AND “AGAINST” PROPOSAL 4. THE VOTE ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRE-TION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT IS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. THE BOARD OF DIRECTORS OF SUNSTONE RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES AND “FOR” PROPOSALS 2 AND 3 AND “AGAINST” PROPOSAL 4.

You are encouraged to specify your choices by marking the appropriate boxes ON THE REVERSE SIDE. The Proxy Holder cannot vote your shares unless you sign and return this card or, if you own shares through a bank or broker that provides for voting proxy by phone or over the Internet, by submitting your vote by phone or over the Internet in accordance with your bank’s or broker’s instructions.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

1.1	14475

ANNUAL MEETING OF STOCKHOLDERS OF

SUNSTONE HOTEL INVESTORS, INC.

May 3, 2019

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.astproxyportal.com/ast/13743

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

20830303000000001000 1	050319

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
				FOR	AGAINST	ABSTAIN
1.Election of the following eight nominees to serve as directors until the next annual meeting and until their successors are elected and qualified:			2.Ratification of the Audit Committee’s appointment of Ernst & Young LLP to act as the independent registered public accounting firm for the fiscal year ending December 31, 2019.	☐	☐	☐
		NOMINEES:		FOR	AGAINST	ABSTAIN
☐ ☐ ☐	FOR ALL NOMINEES withhold authority for all nominees for all except (See instructions below)	John V. Arabia W. Blake Baird Andrew Batinovich Z. Jamie Behar Thomas A. Lewis, Jr. Murray J. McCabe Douglas M. Pasquale Keith P. Russell	3.Advisory vote to approve the compensation of Sunstone’s named executive officers, as set forth in Sunstone’s Proxy Statement for the 2019 Annual Meeting.	☐	☐	☐
				FOR	AGAINST	ABSTAIN
			4.Vote on the stockholder proposal set forth in the proxy statement for Sunstone's 2019 Annual Meeting, if properly presented at the Annual Meeting.	☐	☐	☐

5.Transaction of such other business as may be properly brought before the Annual Meeting or any adjournment or postponement thereof.

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:		THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3, AND “AGAINST” PROPOSAL 4.

THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXY HOLDERS TO VOTE AS TO ANY OTHER MATTER THAT IS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING THAT THE BOARD OF DIRECTORS DID NOT HAVE NOTICE OF PRIOR TO MARCH 20, 2019.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

SUNSTONE HOTEL INVESTORS, INC.

May 3, 2019

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE -  Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions.  Have your proxy card available when you call..

Vote online/phone until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.	COMPANY NUMBER
IN PERSON - You may vote your shares in person by attending the Annual Meeting.	ACCOUNT NUMBER

GO GREEN -  e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING:

The Notice of Meeting, proxy statement and proxy card
are available at http://www.astproxyportal.com/ast/13743

Please detach along perforated line and mail in the envelope provided IF you are not authorizing a proxy to vote via telephone or the Internet.

20830303000000001000 1	050319

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.Election of the following eight nominees to serve as directors until the next annual meeting and until their successors are elected and qualified:				2.Ratification of the Audit Committee’s appointment of Ernst & Young LLP to act as the independent registered public accounting firm for the fiscal year ending December 31, 2019.	FOR ☐	AGAINST ☐	ABSTAIN ☐
☐ ☐ ☐	FOR ALL NOMINEES withhold authority for all nominees for all except (See instructions below)	NOMINEES: John V. Arabia W. Blake Baird Andrew Batinovich Z. Jamie Behar Thomas A. Lewis, Jr. Murray J. McCabe Douglas M. Pasquale Keith P. Russell		3.Advisory vote to approve the compensation of Sunstone’s named executive officers, as set forth in Sunstone’s Proxy Statement for the 2019 Annual Meeting.	FOR ☐	AGAINST ☐	ABSTAIN ☐
				4.Vote on the stockholder proposal set forth in the proxy statement for Sunstone's 2019 Annual Meeting, if properly presented at the Annual Meeting.	FOR ☐	AGAINST ☐	ABSTAIN ☐
5.Transaction of such other business as may be properly brought before the Annual Meeting or any adjournment or postponement thereof.

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:			THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3, AND “AGAINST” PROPOSAL 4.

THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXY HOLDERS TO VOTE AS TO ANY OTHER MATTER THAT IS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING THAT THE BOARD OF DIRECTORS DID NOT HAVE NOTICE OF PRIOR TO MARCH 20, 2019.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder		Date:		Signature of Stockholder		Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign.   When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.